                                                                   EXHIBIT 10.2



                            STOCK PURCHASE AGREEMENT


                                     BETWEEN




                                  GE FINANCIAL
                            ASSURANCE HOLDINGS, INC.


                                       AND


                   PACIFIC LIFE AND ACCIDENT INSURANCE COMPANY








                            Dated December 31, 1998

                                TABLE OF CONTENTS

                                                                                                   PAGE


ARTICLE I    DEFINITIONS...........................................................................  1

    SECTION 1.1.  Definitions......................................................................  1

    SECTION 1.2.  Other Definitions................................................................  4

ARTICLE II   THE ACQUISITION.......................................................................  6

    SECTION 2.1.  Purchase and Sale of Shares......................................................  6

    SECTION 2.2.  Consideration for the Shares.....................................................  7

    SECTION 2.3.  Post-Closing Purchase Price Adjustment; Closing Balance Sheet....................  7

ARTICLE III  REPRESENTATIONS AND WARRANTIES OF PLAC................................................  9

    SECTION 3.1.  Organization and Qualification...................................................  9

    SECTION 3.2.  Authorization.................................................................... 10

    SECTION 3.3.  No Violation..................................................................... 10

    SECTION 3.4.  Capitalization of Professional................................................... 11

    SECTION 3.5.  Subsidiaries of Professional..................................................... 11

    SECTION 3.6.  Consents and Approvals........................................................... 11

    SECTION 3.7.  Financial Statements; Reserves................................................... 11

    SECTION 3.8.  Absence of Undisclosed Liabilities............................................... 13

    SECTION 3.9.  Absence of Certain Changes....................................................... 13

    SECTION 3.10  Litigation....................................................................... 14

    SECTION 3.11. Property; Liens and Encumbrances................................................. 14

    SECTION 3.12. Investment Assets................................................................ 15

    SECTION 3.13. Certain Agreements............................................................... 15

    SECTION 3.14. Professional Employees........................................................... 17

    SECTION 3.15. Taxes............................................................................ 19

    SECTION 3.16. Compliance with Applicable Law; Permits; Policies................................ 21

    SECTION 3.17. Powers of Attorney............................................................... 23

    SECTION 3.18. Brokers' Fees and Commissions.................................................... 23

    SECTION 3.19. Proprietary Rights............................................................... 23

    SECTION 3.20. Insurance........................................................................ 24

    SECTION 3.21. Environmental Matters............................................................ 24

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                               TABLE OF CONTENTS
                                  (CONTINUED)

                                                                                                   PAGE


    SECTION 3.22. Bank Accounts.................................................................... 25

    SECTION 3.23. Insurance and Reinsurance........................................................ 25

    SECTION 3.24. Labor Matters.................................................................... 25

    SECTION 3.25. Threats of Cancellation.......................................................... 26

    SECTION 3.26. Regulatory Qualifications........................................................ 26

    SECTION 3.27. Year 2000 Compliance............................................................. 27

    SECTION 3.28. Affiliate Security Ownership..................................................... 28

    SECTION 3.29. Financial Condition.............................................................. 28

ARTICLE IV   [RESERVED]............................................................................ 28

ARTICLE V    REPRESENTATIONS AND WARRANTIES OF BUYER............................................... 28

    SECTION 5.1.  Organization; Qualifications and Operations...................................... 29

    SECTION 5.2.  Authorization.................................................................... 29

    SECTION 5.3.  No Violation..................................................................... 29

    SECTION 5.4.  Consents and Approvals........................................................... 29

    SECTION 5.5.  Brokers' Fees and Commissions.................................................... 29

    SECTION 5.6.  Purchase for Investment.......................................................... 30

    SECTION 5.7.  Financing........................................................................ 30

ARTICLE VI   COVENANTS............................................................................. 30

    SECTION 6.1.  Conduct of Business Prior to the Closing......................................... 30

    SECTION 6.2.  Share Ownership.................................................................. 32

    SECTION 6.3.  Access to Information............................................................ 32

    SECTION 6.4.  Notice of Litigation and Requests................................................ 33

    SECTION 6.5.  HSR Act Filings; Consents........................................................ 33

    SECTION 6.6.  State Regulatory Approvals....................................................... 33

    SECTION 6.7.  Interim Financial Statements..................................................... 34

    SECTION 6.8.  Year End Financial Statements.................................................... 34

    SECTION 6.9.  Maintenance of Insurance: Post-Closing Claims.................................... 34

    SECTION 6.10. Intercompany Accounts, Investments and Agreements................................ 35

    SECTION 6.11. All Reasonable Efforts........................................................... 36

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                               TABLE OF CONTENTS
                                  (CONTINUED)


                                                                                                   PAGE


    SECTION 6.12. Public Announcements............................................................. 36

    SECTION 6.13. Disclosure Supplements........................................................... 37

    SECTION 6.14. No Implied Representations or Warranties......................................... 37

    SECTION 6.15. Tax Matters...................................................................... 37

    SECTION 6.16. Employment and Employee Benefits................................................. 33

    SECTION 6.17. Nonsolicitation.................................................................. 46

    SECTION 6.18. Noncompetition................................................................... 46

    SECTION 6.19. Acquisition Proposals............................................................ 46

    SECTION 6.20. Environmental Assessments........................................................ 47

    SECTION 6.21. Policy Approvals................................................................. 47

    SECTION 6.22. Distribution Agreements.......................................................... 48

    SECTION 6.23. PESCO Joint Venture.............................................................. 48

ARTICLE VII  CLOSING CONDITIONS.................................................................... 50

    SECTION 7.1.  Conditions to the Obligations of Buyer under this Agreement...................... 50

    SECTION 7.2.  Conditions to the Obligations of PLAC under this Agreement....................... 51

ARTICLE VIII CLOSING............................................................................... 52

    SECTION 8.1.  Closing.......................................................................... 52

ARTICLE IX   SURVIVAL AND INDEMNIFICATION.......................................................... 52

    SECTION 9.1.  Survival of Representations, Warranties and Covenants............................ 52

    SECTION 9.2.  Limitations on Liability......................................................... 53

    SECTION 9.3.  Indemnification.................................................................. 53

    SECTION 9.5.  Defense of Claims................................................................ 54

    SECTION 9.6.  Adjustment to Purchase Price..................................................... 56

    SECTION 9.7.  Exclusive Remedy................................................................. 57

ARTICLE X    TERMINATION AND ABANDONMENT........................................................... 57

    SECTION 10.1. Termination...................................................................... 57

    SECTION 10.2. Procedure and Effect of Termination.............................................. 58

    SECTION 10.3. Certain  Fees and Expenses....................................................... 59

                                      iii
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                               TABLE OF CONTENTS
                                  (CONTINUED)


                                                                                                   PAGE


ARTICLE XI   MISCELLANEOUS PROVISIONS.............................................................. 60

    SECTION 11.1.   Amendment and Modification..................................................... 60

    SECTION 11.2.   Waiver of Compliance; Consents................................................. 60

    SECTION 11.3.   Validity   60

    SECTION 11.4.   Expenses and Obligations....................................................... 60

    SECTION 11.5.   Parties in Interest............................................................ 60

    SECTION 11.6.   Notices    60

    SECTION 11.7.   Governing Law.................................................................. 61

    SECTION 11.8.   Counterparts................................................................... 61

    SECTION 11.9.   Headings   61

    SECTION 11.10   Entire Agreement............................................................... 61

    SECTION 11.11.  Assignment..................................................................... 62

    SECTION 11.12.  PLAC Covenants................................................................. 62


Annex A     Disclosure Schedule

                            STOCK PURCHASE AGREEMENT


       STOCK PURCHASE AGREEMENT (this "Agreement"), dated December 31, 1998, by and between GE Financial Assurance Holdings, Inc., a Delaware corporation ("Buyer"), and Pacific Life and Accident Insurance Company, a Texas corporation ("PLAC").

                                    RECITALS:

       WHEREAS, PLAC is the record and beneficial owner of 49,996.5 (99.9%) of the issued and outstanding shares of common stock, par value $50.00 per share, of Professional Insurance Company, a Texas corporation ("Professional");

       WHEREAS, PLAC intends to acquire all of the issued and outstanding shares of common stock of Professional not currently owned by PLAC;

       WHEREAS, Professional is engaged in the insurance business; and

       WHEREAS, subject to the terms and conditions set forth herein, PLAC desires to sell to Buyer, and Buyer desires to purchase from PLAC, all of the shares of common stock of Professional issued and outstanding on the Closing Date (the "Shares").

       NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements herein contained, the parties hereto agree as follows:

                                   ARTICLE I
                                  DEFINITIONS

       SECTION 1.1. Definitions. For purposes of this Agreement, the term:

       (a) "affiliate" means as to a specified Person any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the specified Person.

       (b) "Annual Statement" means, with respect to a referenced Person, the annual statement of such Person filed with or submitted to the insurance regulatory authority in the jurisdiction in which such Person is domiciled on forms prescribed or permitted by such authority.

       (c) "AVR" means, with respect to any person, the Asset Valuation Reserve set forth in the balance sheet of such person in accordance with SAP.

       (d) "Business Day" means any day that is not a Saturday, Sunday or other day on which banking institutions in the city of New York, New York are authorized or required by law or executive order to be closed.

       (e) "Closing SAP Balance Sheet" means the balance sheet of Professional, as of the Closing Date (immediately prior to consummation of the Closing), prepared in accordance with SAP using Professional's customary standards of practice used in preparing year-end financial statements.

       (f) "Closing SAP Capital" means the sum of (i) Professional's capital and surplus as reflected in the Closing SAP Balance Sheet plus (ii) the amount of AVR as of the Closing Date for Professional, all determined in accordance with SAP as in effect on the Closing Date.

       (g) "Cobra" refers to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, relating to continuation of health benefits in certain circumstances.

       (h) "Code" means the Internal Revenue Code of 1986, as amended (including any successor code), and the rules and regulations promulgated thereunder.

       (i) "Competing Transaction" shall mean (i) any merger, consolidation, share exchange, business combination, or other similar transaction involving PLAC (but only if Professional is included in such transaction) or Professional;
(ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 25% or more of the assets of PLAC (but only if Professional is included in such transaction) or Professional, taken as a whole, in a single transaction or series of transactions, or (iii) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

       (j) "Contracts and Other Agreements" means all contracts, agreements, reinsurance treaties, undertakings, indentures, notes, bonds, loans, instruments, leases, mortgages, commitments or other binding agreements, other than (i) policies, endorsements, binders, riders, certificates and other contracts of insurance issued, underwritten, assumed or renewed by Professional or (ii) any of the foregoing included in the investment portfolio of Professional.

       (k) "Disclosure Schedule" means the Disclosure Schedule attached hereto as Annex A.

       (l) "Environmental Claim" means any investigation, notice, demand, allegation, action, suit, injunction, judgment, order, consent decree, penalty, fine, lien, proceeding or claim, whether administrative, judicial or private in nature, arising: (A) pursuant to, or in connection with, any actual or alleged violation of any Environmental Law; (B) in connection with any Hazardous Material or actual or alleged activity associated with any Hazardous Material;
(C) from any abatement, removal, cleanup, corrective or other response action in connection with any Hazardous Material, Environmental Law or other order or directive of any federal, state or local governmental authority; or (D) from any actual or alleged damage, loss, injury, threat or harm to the environment.

       (m) "Environmental Laws" means all applicable federal, state or local laws (including but not limited to federal and state common law), statutes, codes, rules or regulations relating to the environment, natural resources, and pollution in effect as of the date of this Agreement, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq., as amended from time to time ("CERCLA"), the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801 et seq., as amended from time to time ("HMTA"), the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., as amended from time to time ("RCRA"), the Federal Water Pollution Control Act, 33 U.S.C. Section 1251 et seq., as amended from time to time ("FWPCA"), the Clean Air Act, 42 U.S.C. Section 7401 et seq., as amended from time to time ("CAA"), and/or the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq., as amended from time to time ("TSCA"), the Solid Waste Disposal Act, 42 U.S.C. Section 6901, et seq., as amended from time to time ("SWDA"), the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C.
Section 1361 et seq., as amended from time to time ("FIFRA"), the Safe Drinking Water Act, 41 U.S.C. Section 300f. et seq., as amended from time to time ("SDWA"), and the Occupational Safety and Health Act of 1970, 29 U.S.C. Section 600, et seq., as amended from time to time ("OSHA") to the extent it regulates occupational exposure to Hazardous Materials.

       (n) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

       (o) "GAAP" means United States generally accepting accounting principles, consistently applied throughout the specified period and in the immediately prior comparable period.

       (p) "Governmental Authority" means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

       (q) "Hazardous Materials" means (i) any wastes, substances, or materials which are defined as "hazardous material," "hazardous waste," "hazardous substance," "toxic material" or other similar designations in, or otherwise subject to regulation under, any Environmental Laws; (ii) petroleum or petroleum byproducts; (iii) friable asbestos and/or any material which contains friable asbestos; and (iv) polychlorinated biphenyls ("PCBs").

       (r) "Investment Assets" means all securities, mortgages and other investment assets held by Professional that are listed on Section 3.12 of the Disclosure Schedule, and all securities, mortgages and other investment assets acquired on or after the date hereof 1998 by Professional, as all of the foregoing may be sold, disposed of, invested or reinvested from time to time prior to the Closing.

       (s) "Material Adverse Effect" means an effect or series of related effects that individually or in the aggregate is materially adverse to any of
(i) the business, results of operations or financial condition of Professional,
(ii) the ability of

PLAC to consummate the transactions contemplated by this Agreement, or (iii) the validity or enforceability of this Agreement.

       (t) "Parent" means PennCorp Financial Group, Inc., the sole stockholder of PLAC.

       (u) "Person" means an individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization or, as applicable, any other entity.

       (v) "PLAC's knowledge," "to the knowledge of PLAC" and similar terms or phrases shall be deemed to include the knowledge of Parent.

       (w) "Quarterly Statement" means, with respect to a referenced Person, the quarterly statement of such Person with or submitted to the insurance regulatory authority in the state in which such Person is domiciled on forms prescribed or permitted by such authority.

       (x) "Release" means any emission, spill, seepage, leak, escape, leaching, discharge, injection, pumping, pouring, emptying, dumping, disposal, release, or threatened release of Hazardous Materials into the environment.

       (y) "SAP" means the statutory accounting practices required or permitted by the insurance regulatory authority in the jurisdiction of domicile of the referenced Person, consistently applied throughout the specified period and in the immediately prior comparable period.

       (z) "Taxes" means any and all federal, state, local, foreign and other taxes, levies, fees, imposts, duties, tariffs and similar governmental charges (including any interest, penalties or additions to tax imposed in connection therewith or with respect thereto or in relation to requirements to file tax returns) including, without limitation, taxes imposed on, or with respect to, or measured by, income, franchise, profits or gross receipts, ad valorem, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, employment, social security, unemployment, compensation, utility, severance, production, excise, stamp, estimated, alternative minimum, environmental, disability, occupation, premium, windfall profits, transfer and gains taxes, and customs duties.

       (aa) "WARN" means the Worker Adjustment and Retraining Notification Act of 1988 and any similar state or local "plant closing" statute.

       SECTION 1.2. Other Definitions. When used in this Agreement, the following terms shall have the meanings ascribed to them in the Sections noted below:

       Term                                       Defined in
       ----                                       ----------
       1997 Schedule T                            Section 3.1(b)
       Acquisition                                Section 7.1

       Advance Notes                              Section 6.23(a)
       Affected Employees                         Section 3.14(a)
       Agent Advances                             Section 6.23(a)
       Agreement                                  Preamble
       Auditor                                    Section 6.15(j)
       Benefit Arrangements                       Section 3.14(c)
       Benefited Party                            Section 6.15(j)
       Buyer                                      Preamble
       Buyer Material Adverse Effect              Section 5.1
       Buyer's Plans                              Section 3.14(c)
       CERCLIS                                    Section 3.21(e)
       Certain Damages                            Section 9.3(b)
       Closing                                    Section 8.1
       Closing Adjustment Calculations            Section 2.3(c)
       Closing Date                               Section 8.1
       Closing Purchase Price                     Section 2.2
       Company Plans                              Section 3.14(b)
       Current Employees                          Section 3.14(a)
       Direct Claim                               Section 9.5(d)
       DOJ                                        Section 3.6
       Effective Tax Rate                         Section 6.15(j)
       Employee Benefit Programs                  Section 3.14(b)
       ERISA Affiliate                            Section 3.14(e)
       Expenses                                   Section 10.3(a)
       Fee                                        Section 10.3(b)
       Final Purchase Price                       Section 2.2
       Financial Statements                       Section 3.7(a)
       First Advance Note                         Section 6.23(a)
       Form 8023                                  Section 6.15(k)(ii)
       GAAP Financial Statements                  Section 3.7(c)
       HSR Act                                    Section 3.6
       Identified Agents                          Section 6.22
       Identified Employees                       Section 3.14(a)
       Inactive Employees                         Section 6.16(a)
       Indemnifiable Tax Losses                   Section 6.15(a)
       Indemnifying Party                         Section 9.2(a)
       Indemnitee                                 Section 9.2(a)
       Indemnity Payment                          Section 9.2(a)
       Intellectual Property                      Section 3.19
       Intercompany Accounts                      Section 6.10(a)
       Interim Quarterly GAAP Statements          Section 6.7(b)
       Interim SAP Statements                     Section 6.7(a)
       Joint Venture                              Section 6.23(a)
       Joint Venture Agreement                    Section 6.23(a)
       Liens                                      Section 3.11(b)
       Litigation                                 Section 3.10

       Loan Agreement                             Section 6.23(a)
       Modified Form 8023                         Section 6.15(k)(ii)
       New Distribution Agreements                Section 6.22
       Occidental                                 Section 6.17(b)
       Other Returns                              Section 6.15(f)
       Owned Properties                           Section 3.11(b)
       Parent Agreement                           Section 7.1(l)
       PBGC                                       Section 3.14(c)
       PESCO                                      Section 6.23(a)
       PLAC                                       Preamble
       PLAC Consolidated Returns                  Section 6.15(f)
       PLAC Returns                               Section 6.15(f)
       Pre-Closing Taxes                          Section 6.15(a)(ii)
       Professional                               Recitals
       Reduction Amount                           Section 2.3(b)
       Reinsurance Agreements                     Section 3.23(a)
       Retention Bonuses                          Section 6.16(i)
       Second Advance Note                        Section 6.23(a)
       Section 338 Elections                      Section 6.15(k)(i)
       Section 338 Forms                          Section 6.15(k)(ii)
       Section 338 Taxes                          Section 6.15(a)(iii)
       Settlement Auditor                         Section 2.3(f)
       Shares                                     Recitals
       Straddle Periods                           Section 6.15(b)
       Superior Transaction                       Section 6.19(c)
       Tax Benefit                                Section 6.15(j)
       Tax Claim                                  Section 6.15(b)
       Tax Returns                                Section 3.15(d)
       Tax Sharing Agreement                      Section 6.15(e)
       Third Party Claim                          Section 9.2(a)
       Transferred Employee                       Section 6.16(a)
       Transition Services Agreement              Section 6.10(d)
       Year 2000 Complaint                        Section 3.27(a)
       Year End GAAP Financial Statements         Section 6.8


                                   ARTICLE II
                                THE ACQUISITION

       SECTION 2.1. Purchase and Sale of Shares. On the terms and subject to the conditions hereof, and in reliance upon the respective representations, warranties, covenants and agreements of each of the respective parties to this Agreement, at the Closing PLAC will sell, assign, transfer and convey to Buyer, and Buyer will purchase and acquire from PLAC, the Shares, free and clear of all Liens, other than Liens created by Buyer.

       SECTION 2.2. Consideration for the Shares. The aggregate purchase price payable by Buyer for the Shares shall be the sum of $47.5 million in cash (the "Closing Purchase Price"), subject to adjustment following the Closing in accordance with the provisions of Section 2.3 (as so adjusted, the "Final Purchase Price"). On the Closing Date, Buyer will pay the Closing Purchase Price by wire transfer of immediately available funds to such accounts as PLAC shall have designated in writing at least two days prior to the Closing Date.

       SECTION 2.3. Post-Closing Purchase Price Adjustment; Closing Balance
Sheet.

       (a) Upon the earlier to occur of (i) the parties' agreement (or deemed agreement pursuant to Section 2.3(e)) with respect to the calculation of the Final Purchase Price and (ii) the delivery of any report of the Settlement Auditor as provided in Section 2.3(g), the Closing Purchase Price shall be decreased by the Reduction Amount, if any. Within five Business Days after the earlier to occur of the events described in clauses (i) and (ii) above, (A) PLAC shall, if the Reduction Amount is payable, pay to Buyer the difference between the Reduction Amount less the amount to be paid by Buyer to PLAC as provided in clause (B) below, plus simple interest thereon from and including the Closing Date to but not including the date of payment at an annual interest rate equal to 4.5%, and (B) Buyer shall pay to PLAC simple interest on the Closing Purchase Price at an annual rate of 4.5% for the period from and including the date of this Agreement to but excluding the Closing Date, except to the extent offset by the payment required to be made by PLAC pursuant to clause (A) above. The payments described in the foregoing sentence shall be made by wire transfer of immediately available funds to such account or accounts of the party entitled to receive such payment as such party specifies in writing to the party required to make such payment in the manner specified herein for the delivery of notices. The allocation of any such payments to particular Shares shall be determined by mutual agreement of PLAC and Buyer.

       (b) The "Reduction Amount" shall equal the greater of: (i) $0.00 or (ii) the amount by which $7,897,000 exceeds the Closing SAP Capital.

       (c) Within 30 Business Days after the Closing Date, PLAC shall prepare and deliver to KPMG Peat Marwick LLP ("KPMG") for audit the Closing SAP Balance Sheet. Buyer shall, and shall cause Professional and their officers and employees to, afford to PLAC and its officers, employees and agents reasonable access at reasonable times to the officers, employees, properties, books and records of Professional and shall furnish to PLAC all financial and other data and information relating to Professional as PLAC may reasonably request in connection with PLAC's preparation of the Closing SAP Balance Sheet. As promptly as practicable following such delivery (and, in any event, within 40 Business
Days), PLAC shall cause (at its expense) KPMG to complete an audit of the Closing SAP Balance Sheet. Buyer shall, and shall cause Professional and its officers and employees to, cooperate with KPMG in connection with such audit. As promptly as practicable after such audit is completed, PLAC shall deliver to Buyer (i) the audited Closing SAP Balance Sheet together with the report thereon of KPMG to the effect that such audit was conducted in accordance with generally accepted auditing standards and that such firm believes that such audit provides a reasonable basis for such firm's opinion thereon and that the Closing SAP Balance Sheet presents fairly in all material respects the statutory financial condition of Professional as of the Closing Date in conformity with this Agreement, and (ii) a statement signed by PLAC setting forth the calculation of the Reduction Amount, if any (the "Closing Adjustment Calculations"), in sufficient detail to permit Buyer to verify such calculation.

       (d) As promptly as practicable after the conduct of the audit required pursuant to Section 2.3(c), PLAC shall cause KPMG to (i) provide to Buyer's independent auditors such work papers and other documents of KPMG relating to such audits as Buyer's independent auditors may reasonably request and (ii) cooperate with, and be reasonably available to, Buyer's independent auditors to provide such other information reasonably requested by Buyer's independent auditors concerning such audits and the accounting and auditing issues that arise from or relate to such audits. Buyer shall pay the fees and expenses of its independent auditors.

       (e) Within 30 Business Days after Buyer's receipt of the audited Closing SAP Balance Sheet (together with the Closing Adjustment Calculations of PLAC), Buyer shall provide PLAC with written notice indicating whether Buyer agrees or disagrees with such calculations, and, if Buyer disagrees with such calculations of PLAC, setting forth Buyer's calculation of the Closing Adjustment Calculations. If Buyer agrees with such calculations, or if Buyer fails to deliver to PLAC such written notice within such 30 Business Day period, such Closing SAP Balance Sheet and such calculations shall be deemed final. To the extent Buyer, on the one hand, and PLAC, on the other hand, are in agreement as to calculation of the Closing Adjustment Calculations, the Reduction Amount, if any, shall be paid as contemplated in Section 2.3(a).

       (f) Within ten Business Days after PLAC's timely receipt of any notice of disagreement with the calculations of the Closing Adjustment Calculations, Buyer and PLAC shall begin, and shall cause their independent auditors to participate in, good faith negotiations to resolve such disagreement. If such parties and their independent auditors are unable to resolve such disagreement within ten Business Days after such negotiations begin, such disagreement shall be submitted to an independent nationally recognized auditing firm selected by the parties (the "Settlement Auditor") for resolution in a manner consistent with the provisions of this Agreement. The parties shall, and shall cause their independent auditors to, cooperate with the Settlement Auditor and shall proceed in good faith to cause the Settlement Auditor to resolve such disagreement within 40 Business Days after such disagreement is submitted to the Settlement Auditor. The fees and expenses of the Settlement Auditor (i) shall be paid by PLAC if the Buyer's calculation of the Closing Adjustment Calculations is closer to the Settlement Auditor's calculation of the Closing Adjustment Calculations than PLAC's calculation of the Closing Adjustment Calculations, (ii) shall be paid by Buyer if PLAC's calculation of the Closing Adjustment Calculation is closer to the Settlement Auditor's calculation of the Closing Adjustment Calculations than the Buyer's calculation of the Closing Adjustment Calculations and (iii) shall be paid on-half by PLAC and one-half by Buyer if neither PLAC's calculation of the Closing Adjustment Calculations nor the Buyer's calculation of the Closing Adjustment Calculations is closer to the Settlement Auditor's calculation of the Closing Adjustment Calculations than the other.

       (g) The Settlement Auditor, in its sole discretion, shall determine (i) the nature and extent of the participation by Buyer, PLAC and their respective independent auditors in connection with the resolution of any disagreement submitted to the Settlement Auditor, (ii) the nature and extent of information that Buyer and PLAC may submit to the Settlement Auditor for consideration in connection with such resolution and (iii) the personnel of the Settlement Auditor who shall review such information and resolve such disagreement; provided, however, that the Settlement Auditor shall permit PLAC and Buyer to submit any information relating to the audit by the auditors of PLAC or Buyer of the Closing SAP Balance Sheet or the calculation of the Closing Adjustment Calculations prepared by PLAC or Buyer in connection with the Settlement Auditor's resolution of any such disagreement. The Settlement Auditor's resolution of any such disagreement shall be reflected in a written report that shall be delivered promptly to, and shall be final and binding upon, the parties and the Closing Purchase Price shall be adjusted accordingly to reflect any such resolution and, as adjusted, shall be deemed to be the Final Purchase Price and any Reduction Amount resulting therefrom will be paid in accordance with Section 2.3(a). Notwithstanding anything in this Agreement to the contrary, in no event shall the Settlement Auditors' calculation of the Closing SAP Capital be greater than PLAC's auditors' calculation or less than Buyer's auditors' calculation of the Closing SAP Capital.

                                   ARTICLE III
                     REPRESENTATIONS AND WARRANTIES OF PLAC

       PLAC represents and warrants to Buyer as follows:

       SECTION 3.1. Organization and Qualification.

       (a) Each of PLAC and Professional is an insurance company duly organized, validly existing and in good standing under the laws of its jurisdiction of domicile, which, as to each is set forth opposite its name in Section 3.1(a) of the Disclosure Schedule, with all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as it is now being conducted. PLAC has delivered to Buyer a true and complete copy of the Articles of Incorporation and Bylaws of Professional, as currently in effect. The minute books of Professional accurately reflect in all material respects the actions taken at all meetings and all consents in lieu of meetings of the board of directors of Professional and all committees thereof since the date Professional was acquired by PLAC. True and complete copies of such minute books previously have been made available to Buyer.

       (b) Professional is qualified or licensed to do business as a foreign corporation and is in good standing in every jurisdiction in which such qualification or licensing is required by applicable law. Schedule T of Professional's Annual Statement for the year ended December 31, 1997 (the "1997 Schedule T"), sets forth a true and complete list of each jurisdiction in which Professional is qualified or licensed to do business.

       (c) Professional is not deemed to be commercially domiciled in any jurisdiction other than its domiciliary state. Professional is licensed to write the types of insurance shown on the 1997 Schedule T in the jurisdictions shown on the 1997 Schedule T, which are all the types of insurance issued by Professional and all the jurisdictions in which Professional writes such insurance. Except as set forth in Section 3.1(c) of the Disclosure Schedule, no such license or related document is the subject of a proceeding for suspension or revocation or any similar proceedings and, to the knowledge of PLAC, there is no pending threat of such suspension or revocation by any licensing or other regulatory authority.

       SECTION 3.2. Authorization. PLAC has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by PLAC, the performance by PLAC of its obligations hereunder, and the consummation by PLAC of the transactions contemplated hereby, have been duly authorized by its Boards of Directors and by Parent as its sole stockholder. No other corporate action on the part of PLAC is necessary to authorize the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by PLAC and constitutes a valid and binding obligation of PLAC, enforceable against PLAC in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

       SECTION 3.3. No Violation. Except as set forth in Section 3.3 of the Disclosure Schedule, neither the execution and delivery of this Agreement by PLAC, the performance by PLAC of its obligations hereunder nor the consummation of the transactions contemplated hereby will (a) violate, conflict with or result in any breach of any provision of the Articles of Incorporation or Bylaws of PLAC or Professional, (b) violate or conflict with or result in a violation or breach of, result in a material modification of the effect of, or constitute a default or give rise to any right of termination or acceleration (with or without due notice or lapse of time or both) or result in the acceleration of any payments under the terms, conditions or provisions of any note, bond, mortgage, indenture or deed of trust, license, lease or agreement to which PLAC or Professional is a party or by which any of their assets are bound, (c) violate any order, writ, judgment, injunction, decree, statute, rule or regulation of any Governmental Authority applicable to PLAC or Professional or any of their respective assets or (d) result in the creation of any Lien upon any of the assets of PLAC or Professional, except in the cases of clauses (b) and (d) above, for those violations, conflicts, breaches, defaults and Liens which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or materially impair PLAC's ability to consummate the transactions contemplated hereby.

       SECTION 3.4. Capitalization of Professional.

       (a) As of the date hereof, the authorized capital stock of Professional consists of 50,000 shares of common stock, par value $50.00 per share. As of the date hereof, Professional has 50,000 shares of common stock issued and outstanding, all of which have been validly issued, are fully paid and non-assessable and were not issued in violation of any preemptive rights. Except as set forth in Section 3.4(a) of the Disclosure Schedule, there are no (i) options, warrants, calls, subscriptions, conversion or other rights, agreements or commitments obligating (x) Professional to issue any additional shares of capital stock or any other securities convertible into, exchangeable for or evidencing the right to subscribe for any shares of capital stock of Professional or (y) PLAC to sell or otherwise transfer all or any portion of the Shares, (ii) agreements or commitments obligating Professional to repurchase, redeem or otherwise acquire any shares of its capital stock, (iii) restrictions on transfer of any shares of capital stock of Professional (other than pursuant to this Agreement), (iv) voting or similar shareholder agreements relating to any shares of capital stock of Professional, or (v) any bonds, debentures, notes or other indentures of Professional granting the right to vote on any matters on which stockholders of Professional vote issued and outstanding.

       (b) As of the date hereof, PLAC owns 49,996.5 shares of common stock of Professional and on the Closing Date PLAC will own all of the shares of common stock of Professional issued and outstanding on the Closing Date, beneficially and of record, free and clear of all Liens. At Closing, good title to the Shares will be conveyed to Buyer, free and clear of all Liens other than those that may be created by Buyer. SECTION 3.5. Subsidiaries of Professional. Except as set forth in Section 3.5 of the Disclosure Schedule, Professional does not own directly or indirectly, 5% or more of the outstanding voting securities of or otherwise possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of any Person, other than securities held for investment purposes only.

       SECTION 3.6. Consents and Approvals. Except as set forth in Section 3.6 of the Disclosure Schedule, no filing or registration with, no notice to and no permit, authorization, consent or approval of any Governmental Authority is necessary for the consummation by PLAC of the transactions contemplated by this Agreement other than consents and approvals of or filings or registrations with
(a) the Antitrust Division of the United States Department of Justice (the "DOJ") pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and (b) the approval of the Texas Department of Insurance.

       SECTION 3.7. Financial Statements; Reserves.

       (a) PLAC has previously delivered to Buyer true and complete copies of the following (the "Financial Statements"):

       (i) the Annual Statements for Professional for each of the years ended December 31, 1995, 1996 and 1997, together with any exhibits, schedules and notes thereto and any affirmations or certifications filed therewith;

       (ii) the Quarterly Statements for Professional for the quarters ended March 31, June 30, and September 30, 1998, together with any exhibits, schedules and notes thereto and any affirmations or certifications filed therewith; and

       (iii) the statutory annual statements of Professional that were filed for 1995, 1996, and 1997 and the quarterly statements with respect to the quarters ended March 31, June 30 and September 30, 1998, together with any exhibits, schedules and notes thereto and any affirmations or certifications filed therewith, in any jurisdiction (other than such company's jurisdiction of domicile) and that differ from the corresponding Annual Statements and Quarterly Statements for such periods.

Each such statement was prepared in all material respects in accordance with SAP and, except as set forth in Section 3.7(a) of the Disclosure Schedule, presents fairly in all material respects the statutory financial condition of Professional as of the respective dates thereof and the related summary of operations and changes in capital and surplus and in cash flows of Professional for and during the respective periods covered thereby. No deficiencies or required adjustments with respect to such Annual Statements or Quarterly Statements have been asserted by any regulatory authority that have not been cured or otherwise resolved to the satisfaction of such insurance regulatory authority and that have not been disclosed on Section 3.7(a) of the Disclosure Schedule.

       (b) Except as set forth in Section 3.7(b) of the Disclosure Schedule, all statutory reserves and other similar amounts with respect to insurance as established or reflected in the December 31, 1997 Annual Statement and the September 30, 1998 Quarterly Statement of Professional were determined in all material respects in accordance with SAP and meet the requirements of the insurance laws of the State of Texas in all material respects. Except as set forth in Section 3.7(b) of the Disclosure Schedule, all such reserves and other similar amounts were adequate in all material respects as of the respective dates of such statements, based upon then-current information and assumptions concerning investment income, mortality and morbidity experience, persistency, and expenses, to cover the total amount of all reasonably anticipated matured and unmatured benefits, dividends, claims, and other liabilities of such company under all insurance contracts under which such company had any liability (including without limitation any liability arising under or as a result of any reinsurance, coinsurance, or other similar contract) on the respective dates of such financial statements. Except as set forth in Section 3.7(b) of the Disclosure Schedule, Professional owns assets that qualify as legal reserve assets under applicable insurance laws in an amount at least equal to all such required reserves and other similar amounts of such company.

       (c) Section 3.7(c) of the Disclosure Schedule contains a true and correct copy of the unaudited balance sheets and income statements of Professional for the years ended December 31, 1997 and 1996, and the unaudited quarterly balance sheets and income statements of Professional for the periods ended after January 1, 1998 and on or prior to September 30, 1998 (collectively, the "GAAP Financial Statements"). The GAAP Financial Statements are based on the books and records of Professional, and fairly present, in all material respects, the financial condition and results of operations of Professional as of the dates and for the periods indicated therein and have been prepared in conformity with GAAP (except for the absence of notes thereto). All reserves and other similar amounts with respect to insurance as established or reflected in the GAAP Financial Statements were determined in all material respects in accordance with GAAP. All such reserves and other similar amounts were adequate in all material respects as of the respective dates of such statements, based upon then current information and assumptions concerning investment income, mortality and morbidity experience, persistency, and expenses, to cover the total amount of all reasonably anticipated matured and unmatured benefits, dividends, claims, and other liabilities of Professional under all insurance contracts under which Professional had any liability (including, without limitation, any liability arising under or as a result of any reinsurance, coinsurance or similar contract) on the respective dates of such financial statements.

       SECTION 3.8. Absence of Undisclosed Liabilities. As of the date hereof, except for matters relating to the transactions contemplated by this Agreement, there are no liabilities or financial obligations of Professional that are required to be reflected on a balance sheet prepared in accordance with SAP, other than (a) liabilities and obligations reserved against in the Financial Statements, (b) benefits payable or other liabilities or obligations arising under insurance policies issued by Professional, (c) liabilities and obligations disclosed in Section 3.8 of the Disclosure Schedule, and (d) liabilities and obligations arising in the ordinary course of business after September 30, 1998.

       SECTION 3.9. Absence of Certain Changes. Except as disclosed in Section
3.9 of the Disclosure Schedule or as contemplated or otherwise permitted by this Agreement, since September 30, 1998, there has not been any event, condition, occurrence or change that has had or that reasonably could be expected to have, a Material Adverse Effect, and Professional has not (a) conducted its business in any material respect other than in the ordinary course, (b) except in the ordinary course of business, incurred any indebtedness for borrowed money or issued any debt securities or assumed, guaranteed or endorsed the obligations of any other Person, (c) except in the ordinary course of business, (i) sold, transferred or otherwise disposed of any of its property or assets or (ii) mortgaged or encumbered any of its property or assets, (d) suffered any material casualty losses not covered by insurance, (e) repurchased any of its capital stock, (f) declared, set aside or paid any dividend or other distribution in respect of its capital stock, other than ordinary dividends permitted under applicable insurance laws, (g) amended its Articles of Incorporation or Bylaws or merged with or into or consolidated with any other Person, (h) split, combined or reclassified its capital stock, (i) issued or sold (or agreed to issue or sell) any of its equity securities or any options, warrants, conversion or other rights to purchase any such securities or any securities convertible into or exchangeable for such securities, or granted, or agreed to grant any such rights, (j) increased the rates of compensation (including bonuses) payable or to become payable to any of its officers, employees, agents, independent contractors or consultants other than increases made in the ordinary course of business, (k) entered into any new or amended any existing employment contracts, severance agreements or consulting contracts or instituted or agreed to institute any increase in benefits or altered its employment practices or the terms and conditions of employment, in each case other than in the ordinary course of business, (l) changed in any material respect its underwriting, actuarial or tax accounting methods, principles or practices, (m) entered into or amended or terminated any transaction or contract that has or could reasonably be expected to have a Material Adverse Effect, (n) ceased its lead generation activities or terminated any material reinsurance or coinsurance contract (including without limitation, any surplus relief or financial reinsurance contract), whether as reinsurer or reinsured in each case other than in the ordinary course of business, (o) made any payments to Parent, PLAC or any other affiliates, (p) entered into any joint ventures or partnerships or any kind, or (q) entered into any contract or other written agreements to do any of the foregoing.

       SECTION 3.10. Litigation. Except as set forth in Section 3.10 of the Disclosure Schedule, as of the date hereof, (a) there is no action, suit, arbitration, investigation or proceeding ("Litigation") pending or, to the knowledge of PLAC, threatened against PLAC or Professional before any Governmental Authority or arbitrator, that if resolved adversely to PLAC or Professional, would reasonably be expected to have a Material Adverse Effect and
(b) there are no judgments, orders or decrees of any Governmental Authority or arbitrator binding on PLAC or Professional that (i) have been issued by any insurance regulatory authority, (ii) would materially restrict the ability of Professional to conduct its business as now being conducted or (iii) has had or would reasonably be expected to have a Material Adverse Effect. Professional is not in default under any judgment, decree, injunction or order of any Governmental Authority or arbitrator outstanding against it, except for those defaults that would not reasonably be expected to have a Material Adverse Effect.

       SECTION 3.11. Property; Liens and Encumbrances.

       (a) Section 3.11(a) of the Disclosure Schedule contains a complete and accurate list of all real property owned or leased by Professional as of the date hereof.

       (b) Except as set forth in Section 3.11(b) of the Disclosure Schedule, all properties and assets owned by Professional (the "Owned Properties") are free and clear of all liens, pledges, claims, security interests, mortgages, assessments, easements, rights of way, covenants, restrictions, rights of first refusal, defects in title, encroachments and other burdens (collectively, "Liens") except (i) statutory Liens not yet delinquent or the validity of which are being contested in good faith by appropriate actions, (ii) purchase money Liens arising in the ordinary course, (iii) Liens for taxes not yet delinquent,
(iv) Liens reflected in the Financial Statements (which have not been discharged) and (v) Liens that in the aggregate do not materially detract from the value or, in the case of personal property, materially impair the use by Professional of the property subject thereto or, in the case of real property, materially impair the present and continued use of such property in the usual and normal conduct of the business of Professional. Professional has good and indefeasible title to the Owned Properties and there are no pending or, to the knowledge of PLAC, threatened condemnation proceedings affecting any of the Owned Properties.


       SECTION 3.12. Investment Assets.

       (a) Section 3.12(a) of the Disclosure Schedule contains (i) a list of all Investment Assets owned by Professional as of September 30, 1998 together with the carrying value on the balance sheet included in the Professional Financial Statements for the quarter ended September 30, 1998 of each such Investment Asset, and (ii) a list of all purchases, acquisitions, sales or dispositions of Investment Assets by Professional since September 30, 1998 through the date hereof (including the Investment Assets involved and the dates and prices of the transactions). Professional has good title to the Investment Assets listed in
Section 3.12(a) of the Disclosure Schedule or purchased or acquired since September 30, 1998, free and clear of any Liens or other encumbrances, other than Investment Assets sold or disposed of in the ordinary course of business since such date.

       (b) From the date hereof until the Closing Date, Professional shall purchase and sell its Investment Assets, and invest and reinvest income and proceeds in respect thereof only in accordance with the investment policies set forth in Section 3.12(b) of the Disclosure Schedule or as otherwise mutually agreed upon by Buyer and PLAC. Within ten (10) Business Days after the end of each month occurring between the date hereof and the Closing Date, Professional shall provide Buyer with a written statement of all purchases, acquisitions, sales and dispositions of Investment Assets, and all investments and reinvestments of income and proceeds in respect thereof during the preceding month.

       SECTION 3.13. Certain Agreements. Section 3.13 of the Disclosure Schedule lists all of the Contracts and Other Agreements to which Professional is a party or by which any of its assets or properties are bound (other than the Employee Benefit Programs set forth in Section 3.14(b) of the Disclosure Schedule):

       (a) all employment, agency, consultation or representation contracts and other agreements with any present officer, director, employee, agent, consultant, or other similar representative of Professional (or former officer, director, employee, agent, consultant or similar representative of Professional if there exists any present or future liability with respect to such contract), other than Contracts and Other Agreements with employees, agents, consultants and similar representatives who do not receive compensation of $75,000 or more per year and other than Contracts and Other Agreements with agents or producers who did not receive commissions of at least $37,500 during the six months ended June 30, 1998;

       (b) all Contracts and Other Agreements with any person containing any provision or covenant limiting the ability of Professional to (i) sell any products or services of any person, (ii) engage in any line of business or (iii) compete with or obtain products or services from any person or limit the ability of any person to compete with or provide products or services to Professional;

       (c) all Contracts and Other Agreements pursuant to which Professional has agreed to indemnify or hold harmless any person (other than pursuant to reinsurance and coinsurance agreements and other than indemnifications in the ordinary course of business);

       (d) all Contracts and Other Agreements (including without limitation those relating to allocations of expenses, personnel, services or facilities) between or among Professional on the one hand, and Parent or any direct or indirect affiliate of Parent, on the other hand;

       (e) all reinsurance and coinsurance contracts relating to Professional;
and

       (f) all other Contracts and Other Agreements (other than any Contracts and Other Agreements with agents or producers); provided, however, that Section
3.13 of the Disclosure Schedule need not include any Contracts or Other Agreements not specified in clauses (a)-(e) above that do not involve one or more payments or potential payments, pursuant to the terms of such Contracts and Other Agreements, by or to Professional, in excess of $100,000 in any twelve-month period or that provide for a remaining term in excess of twelve months.

Each Contract or Other Agreement required to be disclosed in Section 3.13 of the Disclosure Schedule is in full force and effect and constitutes a legal, valid and binding obligation of Professional and, to the knowledge of each of PLAC and Professional, each other party thereto, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, rehabilitation, liquidation, moratorium and other similar laws relating to or affecting rights and remedies of creditors generally or rights and remedies of creditors of insurance companies generally, by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) or by an implied covenant of good faith and fair dealing. Except as set forth in Section 3.13 of the Disclosure Schedule, neither PLAC nor Professional has received from any other party any notice of termination with respect to any Contract or Other Agreement required to be disclosed in Section 3.13 of the Disclosure Schedule. Except as set forth in
Section 3.13 of the Disclosure Schedule, neither Professional nor, to the knowledge of each of PLAC or Professional, any other party to any contract or other agreement required to be disclosed in Section 3.13 of the Disclosure
Schedule is in violation or breach of or default under any such Contract or Other Agreement (or, with or without notice or lapse of time or both, would be in violation or breach of or default under any such Contract or Other Agreement), which violation, breach or default has or could reasonably be expected to have, individually, or in the aggregate, a Material Adverse Effect. There have been made available to Buyer true and complete copies of all Contracts and Other Agreements required to be set forth in Section 3.13 of the Disclosure Schedule or in any other Section of the Disclosure Schedule.

       SECTION 3.14. Professional Employees.

       (a) Section 3.14 (a)(i) of the Disclosure Schedule contains a true and complete list of all persons employed by Professional (the "Current Employees") as of November 30, 1998. Any Current Employee who remains employed by Professional or its subsidiaries as of the Closing Date shall be referred to as a "Transferred Employee".

       (b) Section 3.14(b) of the Disclosure Schedule lists each "employee benefit plan" (within the meaning of ERISA Section 3(3)) that, as of the date hereof, is maintained or otherwise contributed to by Parent, PLAC or Professional for the benefit of the Current Employees (including, without limitation, pension, profit sharing, stock bonus, medical reimbursement, life insurance, disability and severance pay plans) (collectively, the "Company Plans") and all other material employee benefit plans and arrangements, payroll practices, employment agreements, change-in-control or transition agreements, or retention agreements, policies or other arrangements, not subject to ERISA, that are maintained or otherwise contributed to by Parent, PLAC or Professional for the benefit of the Current Employees and providing for deferred compensation, bonuses, stock options, employee insurance coverage or any similar compensation or welfare benefit plan (collectively, "Benefit Arrangements" and, together with the Company Plans, the "Employee Benefit Programs"). Except as disclosed in
Section 3.14(b) of the Disclosure Schedule, all Employee Benefit Programs so listed are sponsored by Parent.

       (c) Except as set forth in Section 3.14(c) of the Disclosure Schedule,
(i) each Employee Benefit Program has been established and administered in all material respects in compliance with the applicable provisions of ERISA, the Code and the terms of all documents relating to such programs; (ii) each Company Plan that is intended to be qualified under Code Section 401(a) has received a favorable determination letter as to its qualification; (iii) as of the date of this Agreement no "reportable event" (as such term is used in ERISA Section 4043, but other than any event for which notice to the Pension Benefit Guaranty Corporation ("PBGC") has been waived), "prohibited transaction" (as such term is used in Code Section 4975 or ERISA Section 406) or "accumulated funding deficiency" (as such term is used in Code Section 412 or 4971) has heretofore occurred with respect to any Company Plan where such occurrence has a reasonable probability of resulting in a termination of a Company Plan subject to Title IV of ERISA; and (iv) there are no pending or, to the knowledge of PLAC, Professional or any of their subsidiaries, threatened actions, claims or lawsuits that have been asserted or instituted against the Employee Benefit Programs, the assets of any of the trusts under such plans or the plan sponsor or the plan administrator, or against any fiduciary of the Employee Benefit Programs with respect to the operation of such plans (other than routine benefit claims).

       (d) Current, accurate and complete copies of each Employee Benefit Program (or to the extent no such copy exists, an accurate description), all existing amendments and to the extent applicable, trust agreements, annuity contracts or other funding arrangements, summary plan descriptions, Internal Revenue Service determination letters, and the most recent annual reports on Form 5500, if any, have been made available to Buyer.

       (e) None of PLAC, Professional or any entity required to be aggregated with them pursuant to Code Section 414 or ERISA Section 4001(b) ("ERISA Affiliate") maintains or contributes, or has maintained or contributed within the preceding six years, to any "multiemployer plan" (as such term is defined in ERISA Section 3(37)), and none of PLAC, Professional or any of their subsidiaries has incurred any material liability that remains unsatisfied under ERISA Section 4062, 4063, 4064, 4069 or 4201. No ERISA Affiliate has incurred any material liability to the PBGC that remains unsatisfied (other than PBGC premiums), including as a result of the voluntary or involuntary termination of any Company Plan that is subject to Title IV of ERISA. There is currently no active filing by Professional with the PBGC (and no proceeding has been commenced by the PBGC) to terminate any Company Plan that is subject to Title IV of ERISA and that has been maintained or funded, in whole or in part, by Professional.

       (f) Except as disclosed in Section 3.14(f) of the Disclosure Schedule, none of PLAC or Professional maintains or contributes to any Employee Benefit Program that provides, or has any liability or obligation to provide, life insurance or medical benefits to any employee (or his beneficiary) upon and/or after such employee's retirement, except as may be required by federal, state or local laws, rules or regulations.

       (g) Except as disclosed in Section 3.14(g) of the Disclosure Schedule, none of the Employee Benefit Programs contains any provision that would result in any additional benefits, accelerated vesting and/or accelerated payments solely as a result of the consummation of the transactions contemplated by this Agreement or would, in the aggregate as to any one individual, constitute an "excess parachute payment" under Code Section 280G solely as a result of the consummation of the transactions contemplated by this Agreement.

       (h) Except as disclosed in Section 3.14(h) of the Disclosure Schedule, since January 1, 1998, there has not been any adoption or amendment by PLAC, Professional or any subsidiary of Professional, of any collective bargaining agreement or any Employee Benefit Program. Except as disclosed in Section 3.14(h) of the Disclosure Schedule, there exist no written employment, consulting, severance, termination or indemnification agreements or arrangements between Professional and any current or former employee, officer or director of Professional.

       (i) Any individual who performs services for Professional (other than through a contract with an organization other than such individual) and who is not treated as an employee for federal income tax purposes by PLAC, Professional or any of their subsidiaries is not an employee for such purposes.

       SECTION 3.15. Taxes. Except as set forth in Section 3.15 of the Disclosure Schedule:

       (a) Professional has filed all Tax Returns (as hereinafter defined), or in the case of consolidated, unitary or combined returns, Tax Returns have been filed on its behalf (as used herein, references to Tax Returns of Professional shall include any such returns), including those required under applicable withholding laws and regulations, required to be filed by it on or prior to the date hereof or requests for extensions to file such Tax Returns have been timely filed or granted (if required) and have not expired. No claim has ever been made in writing by an authority in a jurisdiction where Professional does not file Tax Returns that it is or may be required to file Tax Returns in that jurisdiction. All Tax Returns filed by Professional are complete and accurate in all material respects. Professional has paid (or has had paid on its behalf), or has established adequate reserves, in accordance with GAAP and SAP, for the payment of, all Taxes shown due on such Tax Returns, and liabilities and reserves for Taxes reflected on the Closing SAP Balance Sheet are adequate in all material respects for Taxes payable by Professional for all taxable periods and portions thereof through the Closing Date. Professional has timely paid (or has had paid on its behalf) all required current estimated tax payments sufficient to avoid material underpayment penalties. There are no Liens with respect to Taxes on any of the assets of Professional.

       (b) No deficiencies for any Taxes have been proposed, asserted or assessed in writing against Professional that are not adequately reserved for in accordance with SAP and GAAP, except for deficiencies that would not have a Material Adverse Effect, and no agreements or arrangements for waivers of the time to assess any such Taxes have been made or are pending. The Tax Returns of Professional for all years prior to 1995 have been examined by and settled with the applicable Governmental Authority or the statutes of limitations on assessment or collection of any Taxes due in respect of such Tax Returns from Professional have expired. No closing agreement pursuant to Section 7121 of the Code or any similar provision of any state, local or foreign law has been entered into by or with respect to Professional.

       (c) No audit or other proceeding by any court, Governmental Authority, or similar person is pending or threatened with respect to any Taxes due from or with respect to Professional or any Tax Return filed by or with respect to Professional. No assessment of Tax is proposed against Professional or any of its assets.

       (d) As used in this Agreement, "Tax Returns" shall include any return, report, information return, or other document (including any related or supporting information) filed or required to be filed with any Governmental Authority in connection with the determination, assessment, collection, or administration of any Taxes.

       (e) PLAC is not a "foreign person" within the meaning of Section 1445(b)(2) of the Code. At or prior to Closing, PLAC will provide to Buyer a certification of nonforeign status to the extent and in the form required under Treas. Reg. Section 1.1445-2(b).

       (f) (i) Professional has not agreed or been requested to, does not have an application pending and is not required to make any adjustment under Section 446(e) or Section 481(a) of the Code, (ii) Professional does not have any accounting method changes pending, either initiated by the IRS or by it and
(iii) there are no elections in effect under Sections 108, 168, 441, 472, 1017, 1033, 4977 or 341(f)(2) of the Code that would result in conjunction with the
Section 338 Elections (as defined below), in recognition of income for federal income tax purposes on the Closing Date. None of the assets of Professional is tax exempt use property within the meaning of Section 168(h) of the Code.

       (g) Professional has paid or has established adequate reserves in its Financial Statements for the payment of all guarantee fund assessments in respect of any period through the Closing Date.

       (h) Professional is a member of the group of corporations filing a consolidated federal income tax return having PLAC as its common parent, and PLAC is a domestic corporation. Other than pursuant to this Agreement, Professional has not issued, granted or transferred any outstanding call options, warrants, convertible obligations, put options, redemption agreements (including any rights to cause the redemption of stock), cash settlement options, phantom stock, stock appreciation rights, or any similar interests (except for stock), or any other instruments that provide for the right to issue, redeem, or to transfer the stock (including any option on an option), with respect to Professional.

       (i) To the knowledge of PLAC, (i) for any taxable year in respect of which the applicable statute of limitations on assessment or collection of Taxes has not yet expired, Professional (or any predecessor) has not been a member of any group of corporations filing a consolidated federal income tax return and having as a common parent any corporation other than PLAC and (ii) PLAC has disclosed to Buyer (or its representatives) each member of the group of corporations filing a consolidated federal income tax return and having PLAC as the common parent of such group.

       (j) PLAC has properly prepared and filed information statements required pursuant to Section 1.382-2T(a)(2)(ii) of the Treasury Regulations promulgated under Section 382 of the Code.

       (k) All life insurance contracts issued by Professional qualify as "life insurance contracts" within the meaning of Section 7702(a) of the Code. None of the life insurance contracts issued by Professional are Modified Endowment Contracts within the meaning of Section 7702A(a) of the Code except as adequately disclosed to the policyholder. All annuity contracts issued by Professional that are subject to Section 72(s) of the Code contain the necessary provisions of Section 72(s) of the Code.

       (l) To the extent applicable, all contracts issued by Professional that are subject to Section 817 of the Code have met the diversification requirements applicable thereto since the issuance of such contracts.

       (m) PLAC and Professional are and for all prior taxable periods have been taxable as life insurance companies as defined in Section 816 of the Code.

       (n) Professional is not subject to any adjustment under Section 807(f) of the Code.

       (o) The insurance reserves and the unearned premiums with respect to Professional set forth in all federal income tax returns of Professional were determined substantially in accordance with Section 807 of the Code.

       (p) Professional's policyholders' surplus account (as defined in Section 815 of the Code) balance is zero as of December 31, 1993 and for all subsequent taxable periods through the Closing Date.

       (q) The fair market value of Occidental Life Insurance Company as of the date of its sale by Pennsylvania Life Insurance Company was not in excess of $48.7 million.

       (r) Professional has not been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii).

       (s) Each of the surplus notes issued by any of the members of the consolidated groups for which PLAC is or was the common parent constitutes, and for all prior periods did constitute, valid indebtedness under the Code.

       (t) The acquisition of United Life & Annuity Insurance Company, formerly known as United Companies Life Insurance Company, and related Section 338(h)(10) calculations as reflected on the federal income tax returns of PLAC filed as of the Closing Date, have been made in accordance with the Code, the Regulations and any other item that would constitute substantial authority under Treasury Regulation Section 1.6662-4(d).

       SECTION 3.16. Compliance with Applicable Law; Permits; Policies.

       (a) Professional is in compliance with all applicable provisions of any federal, state, local or foreign statute, law, ordinance, rule, regulation, judgment, decree, order, concession, grant, franchise, permit or license or other governmental authorization or approval applicable to Professional, its business or its assets, except for such noncompliance as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

       (b) Professional owns or validly holds all licenses, franchises, permits, approvals, authorizations, exemptions, classifications, certificates, registrations, and similar documents or instruments that are required for its business and operations. All such licenses, franchises, permits, approvals, authorizations, exemptions, classifications, certificates, registrations, and similar documents or instruments are valid and in full force and effect, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and no proceeding is pending or, to the knowledge of each of PLAC and Professional, threatened that could result in the suspension, revocation or limitation of any material license, franchise, permit, approval, authorization, exemption, classification, certificate, registration, or similar document which are applicable to Professional.

       (c) Except as disclosed in Section 3.16(c) of the Disclosure Schedule,
(i) all forms of insurance policies and all amendments, applications, brochures, illustrations, certificates and riders thereto in force that were issued by Professional are, to the extent required under applicable laws, on forms approved by applicable insurance regulatory authorities of the jurisdictions in which issued or have been filed with and not objected to by such insurance regulatory authorities within the period provided for such objection, (ii) all such forms have been administered in accordance with applicable law and (iii) any premium rates with respect to such policies or riders required to be filed with or approved by such applicable insurance regulatory authorities have been so filed or approved and premiums charged conform thereto. Except as described in Section 3.16(c) of the Disclosure Schedule, all contracts to which Professional is a party that are required to be filed with or approved by a Governmental Authority have been so filed or approved. Except as disclosed in
Section 3.16(c) of the Disclosure Schedule, Professional (exclusive of its independent agents) and, to the knowledge of each of PLAC and Professional, its independent agents, have marketed, sold, issued and enrolled products of Professional in compliance with all laws applicable to the business of Professional in the respective jurisdictions in which such products have been marketed, sold, issued or enrolled.

       (d) Except as set forth in Section 3.16(d) of the Disclosure Schedule, Professional has filed or otherwise provided all material reports, data, registrations and other information and applications required to be filed with or otherwise provided to the office of the Texas Insurance Commissioner and all other Federal, state or local Governmental Authorities having jurisdiction over Professional, and all required regulatory approvals in respect thereof are in force and effect on the date hereof. No material deficiencies have been asserted by any such Governmental Authority with respect to any such regulatory filings or submissions that have not been satisfied.

       (e) Professional has previously made available to Buyer true and complete copies of the reports (or the most recent draft thereof, to the extent any final report is not available) reflecting the results of the most recent financial examinations and market conduct examinations of Professional issued by any insurance regulator.

       (f) Professional has delivered or made available to Buyer true and complete copies of all underwriting manuals (including each amendment thereto) utilized by Professional since January 1, 1993. Except as set forth in Section 3.16(f) of the Disclosure Schedule, the underwriting standards and ratings applied by Professional with respect to policies issued since the date on which PLAC acquired Professional have conformed in all material respects to those contained in the foregoing underwriting manuals as in effect at the times such policies were underwritten.

       (g) To the knowledge of each of PLAC and Professional, all insurance or annuity contract benefits payable by Professional have been paid, and all insurance or annuity contract claims have been settled, in a timely manner in accordance with the terms of the insurance, annuity and other contracts under which they arose, except for such benefits or claims for which Professional believes there is a reasonable basis to contest.

       (h) Since the date on which PLAC acquired Professional, each insurance agent of Professional, at the time Professional issued any policy wrote, sold, or produced by such agent for Professional, was duly licensed and properly appointed by Professional as an insurance agent (for the type of policy written, sold, or produced by such insurance agent) in the particular jurisdiction in which such agent wrote, sold, or produced such policy.

       SECTION 3.17. Powers of Attorney. Except as set forth in Section 3.17 of the Disclosure Schedule, there are no outstanding powers of attorney or proxies granted by Professional to any other person.

       SECTION 3.18. Brokers' Fees and Commissions. Except for Salomon Smith Barney Inc. and Fox-Pitt, Kelton Inc., none of PLAC, Professional or their respective affiliates, directors, officers, employees or agents has employed or is in any way obliged to any investment banker, broker or finder in connection with the transactions contemplated hereby. PLAC shall be responsible for the fees and expenses of Salomon Smith Barney Inc. and Fox-Pitt, Kelton Inc. in connection with the transactions contemplated by this Agreement. Neither Buyer nor Professional shall be responsible for the fees or expenses of any investment banker or finder retained by Parent, PLAC or Professional in connection with the transactions contemplated by this Agreement.

       SECTION 3.19. Proprietary Rights. Except as disclosed in Section 3.19 of the Disclosure Schedule, Professional owns or possesses the right to use all material trademarks, service marks, patents, patent rights, assumed names, logos, trade secrets, copyrights, trade names, computer software, programs and similar systems ("Intellectual Property") that are used or required by it in the conduct of its business, operations or affairs and all such Intellectual Property and computer software, programs and similar systems are in full force and effect in accordance with their terms. Section 3.19 of the Disclosure Schedule sets forth separately (v) all Intellectual Property licensed to Professional by a third party, (w) all Intellectual Property licensed by Professional to a third party, (x) all Intellectual property of which Professional is the exclusive owner, (y) all Intellectual Property jointly owned by Professional and a third party and (z) those items of Intellectual Property for which any filings have been made with any Governmental Authority. Professional is not in conflict with, or in violation or infringement of, nor has it received any notice of any conflict with or violation or infringement of or any claimed conflict with or violation or infringement of, any asserted rights of any other Person with respect to any such Intellectual Property or computer software, programs, or similar systems, except as would not reasonably be expected to have a Material Adverse Effect.

       SECTION 3.20. Insurance. Section 3.20 of the Disclosure Schedule summarizes the amount and scope of the insurance currently in force insuring Professional and its operations and properties against loss or liability. All such policies or contracts of insurance are sufficient for compliance in all material respects with all requirements of law and of all agreements to which Professional is a party. All insurance policies pursuant to which any such insurance is provided are in full force and effect. No notice of cancellation or termination of any such insurance policy or contract has been received by Professional and neither the execution of this Agreement nor the consummation of the transactions contemplated thereby will give rise to any right to terminate or cancel such policies or contracts. All premiums required to be paid in connection with such insurance policies and contracts have been paid in full.

       SECTION 3.21. Environmental Matters. Except as disclosed on Section 3.21 of the Disclosure Schedule:

       (a) the operations of Professional and the real property currently (or to the knowledge of each of PLAC and Professional, formerly) owned, leased or operated by Professional are in material compliance and, during the period of the ownership or tenancy of Professional have been or were in material compliance, with all applicable Environmental Laws;

       (b) no judicial or administrative proceedings or investigations are pending or, to the knowledge of PLAC, threatened against Professional pursuant to any applicable Environmental Laws;

       (c) Professional has obtained and will maintain through the Closing Date, all material governmental approvals that are required with respect to its operations under any Environmental Law;

       (d) Professional (i) does not have any liability of which it is aware for response costs or corrective action pursuant to any Environmental Law with respect to any real property or facility currently or previously owned, leased or operated by Professional or any other real property or facility where such liability arises from or relates to the offsite transport, treatment, storage or disposal of any Hazardous Material by or on behalf of Professional or the offsite migration of any Hazardous Material from any of the foregoing types of properties, (ii) has not received any notice of any Environmental Claim involving Professional or any real property of facility owned, leased or operated by Professional and which is outstanding, (iii) has no knowledge of any Environmental Claim involving any real property or facility owned, leased or operated by Professional, and (iv) has not received any written request for information under Section 104 of the Comprehensive Environmental Response, Compensation and Liability Act or any comparable state law;

       (e) no real property currently (or to the knowledge of each of PLAC and Professional, formerly) owned, operated or leased by Professional is listed or has been proposed for listing on the National Priorities List, the Comprehensive

Environmental Response Compensation and Liability and Information System ("CERCLIS") or any analogous state lists; and

       (f) PLAC has made available to Buyer copies of all environmental investigations, audits, assessments or other analyses conducted by or on behalf of, or that are otherwise in the possession of, Parent, PLAC or Professional relating to any real property currently or formerly owned, leased or operated by Professional.

       SECTION 3.22. Bank Accounts. Section 3.22 of the Disclosure Schedule contains (a) a true and complete list of the names and locations of all banks, trust companies, securities brokers, and other financial institutions at which Professional has an account or safe deposit box or maintains a banking, custodial, trading, trust, or other similar relationship and (b) a true and complete list and description of each such account, box, and relationship, including a list of all authorized signatories.

       SECTION 3.23. Insurance and Reinsurance.

       (a) Section 3.23(a) of the Disclosure Schedule is a true and complete description of each material contract providing for reinsurance, coinsurance, excess insurance, ceding of insurance, assumption of insurance or indemnification of insurance liabilities to which Professional is a party that is currently in effect or pursuant to which a party continues to or should reserve against potential liability (the "Reinsurance Agreements").

       (b) Except as required by law or as disclosed in Section 3.23(b) of the Disclosure Schedule, all amounts payable by Professional under any Reinsurance Agreement and all amounts payable by any other Person that is a party to any Reinsurance Agreement have been paid in accordance with the terms of the contracts under which they arose. Except as disclosed in Section 3.23(b) of the Disclosure Schedule, to the knowledge of PLAC, no reinsurer (other than Professional) that is a party to any of the Reinsurance Agreements has a valid defense to payment of its material obligations under such Reinsurance Agreements. Except as disclosed in Section 3.23(b) of the Disclosure Schedule, since the date on which PLAC acquired Professional, Professional has not entered into any series of transactions that are required to be recorded as financial reinsurance pursuant to either GAAP or SAP. Neither the execution of this Agreement nor the consummation of the transactions contemplated thereby will give rise to any right to cancel or terminate any Reinsurance Agreement.

       (c) No outstanding insurance or annuity contract issued, reinsured or underwritten by Professional entitles the holder thereof or any other person to receive any dividends, distributions, experience rating refunds or other benefits based on the revenues or earnings of Professional or any other Person.


       SECTION 3.24. Labor Matters.

       (a) Professional is not a party to any labor or collective bargaining agreement.

       (b) No employees of Professional are represented by any labor organization that is certified to represent such employees under the National Labor Relations Act. No labor organization or group of employees of Professional has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or overtly threatened to be brought before or filed with the National Labor Relations Board or any other labor relations tribunal or authority. To the knowledge of PLAC, there are no organizing activities involving Professional pending with any labor organization or group of employees of Professional.

       (c) There are no strikes, work stoppages, slowdowns, lockouts, material arbitrations or material grievances or other material labor disputes pending or threatened against or involving Professional. There are no unfair labor practice charges, grievances or complaints pending or threatened by or on behalf of any employee or group of employees of Professional that, if individually or collectively resolved against Professional, as the case may be, could reasonably be expected to result in a Material Adverse Effect.

       (d) Professional is in material compliance with all laws, regulations and orders relating to the employment of labor, including all such laws, regulations and orders relating to wages, hours, WARN, collective bargaining, discrimination, civil rights, safety and health, workers' compensation and the collection and payment of withholding and/or social security taxes and any similar tax.

       (e) There are no complaints, charges or claims against Professional pending or to the knowledge of each of PLAC and Professional threatened that could be brought or filed with any Governmental Authority, arbitrator or court based on, arising out of, in connection with or otherwise relating to the employment or termination of employment by Professional of any individual prior to the date hereof or the Closing Date, other than such complaints, charges or claims that would not reasonably be expected to have a Material Adverse Effect.

       SECTION 3.25. Threats of Cancellation. Except as disclosed in Section
3.25 of the Disclosure Schedule, as of the date of this Agreement, no (i) holder of any insurance policy issued by Professional, (ii) group of affiliated holders of insurance policies issued by Professional or (iii) persons writing, selling or producing insurance business that, individually or in the aggregate, accounted for 5% or more of the premium or annuity income of Professional, for the year ended December 31, 1997 or the nine months ended September 30, 1998, has terminated or, to the knowledge of each of PLAC and Professional, threatened to terminate its relationship with Professional and neither PLAC nor Professional have knowledge of any fact which could reasonably be expected to cause any such holders, groups of holders or other persons to terminate their relationships with Professional.

       SECTION 3.26. Regulatory Qualifications. To the knowledge of each of PLAC and Professional, no event has occurred or condition exists or, to the extent it is within the control of any of them, will occur or exist with respect to any of them, that in connection with the transactions contemplated by this Agreement would cause any of them to fail to satisfy any applicable law or regulation of any insurance regulatory authority that prevents or would reasonably be likely to prevent them from obtaining necessary approvals from any Governmental Authority to consummate the transactions contemplated by this Agreement.

       SECTION 3.27. Year 2000 Compliance.

       (a) Professional has reviewed the areas within its business and operations which Professional believes could be adversely affected if not Year 2000 Compliant on or before December 31, 1999 and is making related inquiries of third parties with whom Professional exchanges data electronically (including, without limitation, Regional Area Directors, insurance agents, customers, clients, suppliers, service providers, subcontractors, processors, converters, outsourcers, data processors, regulatory agencies and banks) whose lack of Year 2000 Compliance would be materially or significantly adverse to Professional. The term "Year 2000 Compliant" as used herein means that Professional's computer systems (i) are capable of recognizing, processing, managing, representing, interpreting and manipulating correctly date related data for dates earlier and later then January 1, 2000, including, but not limited to, calculating, comparing, sorting, storing, tagging and sequencing, without resulting in or causing logical or mathematical errors or inconsistencies in any user-interface functionalities or otherwise, including data input and retrieval, data storage, data fields, calculations, reports, processing or any other input or output,
(ii) have the ability to provide date recognition for any data element without limitation (including, but not limited to, date-related data represented without a century designation, date-related data represented by only two digits and date fields assigned special values), (iii) have the ability to automatically function into and beyond the year 2000 without human intervention and without any change in operations associated with the advent of the year 2000, (iv) have the ability to correctly interpret data, dates and time into and beyond the year 2000, (v) have the ability not to produce noncompliance in existing information, nor otherwise corrupt such data into and beyond the year 2000, (vi) have the ability to correctly process after January 1, 2000 data containing dates before that date and (vii) have the ability to recognize all "leap years". Based on the reviews of its own business and operations, Professional believes that it has implemented an industry-standard compliance methodology that has taken all the major systems related to Professional and its business (the "Professional Systems") through a five-step process: (i) assessment, (ii) remediation or upgrade, (iii) testing of individual systems and systemwide tests, (iv) implementation into a Year 2000 Compliant environment, and (v) contingency planning. Professional developed and implemented this five-step process in the good faith belief that it will lead to a Year 2000 Compliant systems environment for Professional, except where such noncompliance would not have a Material Adverse Effect. Section 3.27 of the Disclosure Schedule indicates the progress of the Professional Systems against the five steps outlined above. The Professional Systems for which the five-step process is complete show completion dates in the column entitled "Production Certified (Actual)". Each of the Professional Systems are or will be Year 2000 Compliant no later than the Target Date indicated on Section 3.27 of the Disclosure Schedule to the extent such Target Date is before the Closing Date, and, with respect to each Target Date after the Closing Date, PLAC is not aware of any fact which could reasonably be expected to cause the applicable Professional System not to be Year 2000 Compliant on such Target Date.

       (b) Notwithstanding anything in this Agreement to the contrary, PLAC (i) shall not be deemed to have breached any representation or warranty contained in this Section 3.27 with respect to any software purchased or licensed from non-affiliated third parties to the extent that such representations and warranties relating thereto were made in good faith in reliance upon written statements of the vendors or licensors of such software to the effect that such software is Year 2000 Compliant, (ii) are not making any representation and warranty that Professional's computer systems will be Year 2000 Compliant if combined with or integrated into any system or systems of Buyer, (iii) are not making any representation or warranty that Professional's computer systems will be Year 2000 Compliant if Professional's plans, methodologies, processes or vendors are changed after the Closing, and (iv) are not making any representation or warranty that Professional's computer systems will be Year 2000 Compliant in the event any change, noncompliance, failure, act of God or other external event beyond the reasonable control of Professional shall occur which directly or indirectly affects the operation of Professional's computer systems.

       SECTION 3.28. Affiliate Security Ownership. Professional does not own, beneficially or of record, any debt or equity securities, or ownership interests of any kind, of Parent or any of its Subsidiaries or affiliates.

       SECTION 3.29. Financial Condition. The sale of the Shares is not being made with the actual intent to hinder, delay or defraud any entity to which PLAC is indebted as of the date hereof or any entity to which PLAC may become indebted subsequent to the date hereof. PLAC has valid business reasons for selling the Shares and has concluded that the Closing Purchase Price represents reasonably equivalent value for the Shares. PLAC is not engaged in any business or transaction, nor is PLAC about to engage in any business or transaction, for which any property remaining with PLAC is or will be an unreasonably small capital, and PLAC does not intend to incur, nor believes that is has incurred, debts beyond its ability to pay as they mature or as PLAC expects to otherwise become due and payable.

                                   ARTICLE IV

                                   [RESERVED]



                                   ARTICLE V

                     REPRESENTATIONS AND WARRANTIES OF BUYER

       Buyer hereby represents and warrants to PLAC as follows:

       SECTION 5.1. Organization; Qualifications and Operations. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, with all requisite corporate power and authority to own the Shares. Buyer is qualified or licensed to do business and is in good standing in each jurisdiction in which the ownership or leasing of property by it or the conduct of its business requires such licensing or qualification, except where the failure to be so qualified or licensed will not affect Buyer's ability to consummate the transactions contemplated by this Agreement (a "Buyer Material Adverse Effect").

       SECTION 5.2. Authorization. Buyer has full corporate power and authority to execute and deliver this Agreement and each other document to be delivered by Buyer in connection herewith and to consummate the transactions contemplated hereby and thereby. No other corporate proceeding on the part of Buyer is necessary to authorize the execution and delivery of this Agreement and each other document to be delivered by Buyer in connection herewith or to consummate the transactions contemplated hereby and thereby. This Agreement has been duly and validly executed and delivered by Buyer and constitutes a valid and binding obligation of Buyer, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

       SECTION 5.3. No Violation. Neither the execution and delivery of this Agreement by Buyer, the performance by Buyer of its obligations hereunder nor the consummation by Buyer of the transactions contemplated hereby will (a) violate, conflict with or result in any breach of any provision of the Certificate or Articles of Incorporation or Bylaws of Buyer (or similar organizational documents), (b) violate or conflict with or result in a violation or breach of, or constitute a default (with or without due notice or lapse of time or both) under the terms, conditions or provisions of any note, bond, mortgage, indenture or deed of trust, or any license, lease or agreement to which Buyer or any of Buyer's subsidiaries is a party or by which any of their assets is bound or (c) violate any order, writ, judgment, injunction, decree, statute, rule or regulation of any Governmental Authority applicable to Buyer or any of Buyer's subsidiaries or any of their assets, except in each case as would not have a Buyer Material Adverse Effect.

       SECTION 5.4. Consents and Approvals. Except as set forth in Section 5.4 of the Disclosure Schedule, no filing or registration with, no notice to and no permit, authorization, consent or approval of any third party or any Governmental Authority is necessary for the consummation by Buyer of the transactions contemplated by this Agreement other than consents and approvals of or filings or registrations with (a) the DOJ pursuant to the HSR Act and (b) the approval of the Texas Department of Insurance.

       SECTION 5.5. Brokers' Fees and Commissions. Neither Buyer nor any of its directors, officers, employees or agents has employed any investment banker, broker or finder in connection with the transactions contemplated hereby.

       SECTION 5.6. Purchase for Investment. Buyer is acquiring the Shares for its own account for investment purposes and not with a view to the distribution of the Shares. Buyer has such knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Shares. Buyer is an "accredited investor" as defined in Rule 501 of the Securities Act of 1933, as amended. Buyer is aware and understands that the Shares have not been registered under the Securities Act of 1933 or under the securities laws of any state, that any transfer of the Shares will be restricted by such act and such state laws, and that the certificates representing the Shares will bear legends to such effect. Buyer will not, directly or indirectly, dispose of the Shares except in compliance with applicable federal and state securities laws.

       SECTION 5.7. Financing. Buyer has sufficient funds available necessary to consummate the acquisition by Buyer of the Shares.

                                   ARTICLE VI

                                    COVENANTS

       SECTION 6.1. Conduct of Business Prior to the Closing. Except as expressly contemplated by this Agreement, as set forth in Section 6.1 of the Disclosure Schedule or with the prior written consent of Buyer (not to be unreasonably withheld or delayed), during the period from the date of this Agreement to the Closing, PLAC will cause Professional to conduct its business and operations according to its ordinary and usual course of business and will use all reasonable efforts consistent therewith to preserve intact and, as applicable, maintain in good repair its properties, assets and business organizations, to maintain all licenses and permits currently in place, to keep available the services of its officers and employees, to maintain at least its current rating as assigned by A.M. Best & Co., to continue to pursue appropriate rate filings and other profitability efforts, and to maintain satisfactory relationships with policyholders, Regional Area Directors, agents and regulators, in each case in the ordinary course of business. PLAC agrees that it will cause Professional to notify Buyer promptly in writing should any (i) holder of any insurance policies issued by Professional, (ii) group of affiliated holders of insurance policies issued by Professional or (iii) persons writing selling or producing insurance business that, individually or in the aggregate, accounted for 5% or more of the premium or annuity income of Professional for the year ended December 31, 1997 or the nine months ended September 30, 1998 terminate or threaten to terminate their relationship with Professional. Without limiting the generality of the foregoing, and except as otherwise provided in this Agreement and as set forth in Section 6.1 of the Disclosure Schedule, prior to the Closing, PLAC will not permit Professional to, without the prior written consent of Buyer:

       (a) issue, sell or pledge, or authorize or propose the issuance, sale or pledge of additional shares of capital stock of any class, or securities convertible into any such shares, or any rights, warrants or options to acquire any such shares or other convertible securities;

       (b) redeem, purchase or otherwise acquire any outstanding shares of its capital stock, except in connection with PLAC's acquisition of the shares of common stock of Professional not owned by PLAC on the date of this Agreement;

       (c) propose or adopt any amendment to its Articles of Incorporation or Bylaws, except in connection with PLAC's acquisition of the shares of common stock of Professional not owned by PLAC on the date of this Agreement;

       (d) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse the obligations of any other Person;

       (e) increase in any manner the rate or terms of compensation of any of its directors, officers or other employees, except such increases as are granted in the ordinary course of business consistent with past practice, or enter into or materially modify any employment, severance or collective bargaining agreement;

       (f) except in the ordinary course of business, (i) sell, transfer or otherwise dispose of any of its property or assets or (ii) mortgage or encumber any of its property or assets;

       (g) enter into any Contracts or Other Agreements (including, without limitation, any Reinsurance Agreements, which shall not be deemed made in the ordinary course of business), commitments or contracts, except agreements, commitments or Contracts or Other Agreements made in the ordinary course of business;

       (h) declare, set aside or pay any dividend or other distribution in respect of its capital stock, except in connection with PLAC's acquisition of the shares of common stock of Professional not owned by PLAC on the date of this Agreement;

       (i) except in the ordinary course of business or with respect to capital projects approved prior to the date hereof and described in Section 6.1(i) of the Disclosure Schedule, enter into any agreement or commitment involving an aggregate capital expenditure or commitment exceeding $100,000;

       (j) amend, adopt or terminate any of the Employee Benefit Programs, except as required by law;

       (k) take any action that would result in a breach of the representations and warranties contained in Article III of this Agreement;

       (l) (i) acquire, form or commence the operations of any business or any corporation, partnership, joint venture, association or other business organization or division thereof or (ii) acquire any assets (other than Investment Assets) having an aggregate purchase price in excess of $50,000;

       (m) Except with respect to Taxes, which shall be governed under Section
6.15 hereof, discharge, settle or satisfy any claims, liabilities or obligations

(absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the Financial Statements of Professional for the quarter ended September 30, 1998 or incurred since September 30, 1998 in the ordinary course of business consistent with past practice;

       (n) invest Professional's future cash flow, any cash from matured and maturing investments, any cash proceeds from the sale of Professional's assets (including Investment Assets) and properties, and any cash funds currently held by Professional, or dispose of any Investment Assets, unless in accordance with the terms of the investment guidelines attached as Section 3.12(b) of the Disclosure Schedule;

       (o) make any change in accounting methods, principles or practices, including but not limited to any change with respect to establishment of reserves for unearned premiums, losses and loss adjustment expenses, except insofar as may be required by a change in SAP or GAAP;

       (p) except in the ordinary course of business consistent with past practices, modify, amend or terminate any material Contract or Other Agreement (including any confidentiality agreement), permit, concession, franchise, license or similar instrument to which Professional is a party or waive, release or assign any material rights or claims thereunder;

       (q) settle or compromise, (i) any litigation or claim arising out of the transactions contemplated hereby, or (ii) any other litigation or claim if the settlement thereof involves payment of in excess of $50,000 (other than claims for contractual benefits under any insurer or reinsurer in the ordinary course of business and consistent with past practices); provided, that Buyer will not unreasonably withhold its consent to any such settlement or compromise;

       (r) move the operations of any business or division of Professional to any location other than where it is located on the date hereof;

       (s) change in any manner the rate or terms of compensation of any insurance agent or Regional Area Director;

       (t) make any payments to Parent, PLAC or any affiliates, except pursuant to any Contract or Other Agreement set forth in Section 3.13 of the Disclosure Schedule; or

       (u) agree in writing to take any of the foregoing actions.

       SECTION 6.2. Share Ownership. Prior to the Closing, PLAC will have obtained record and beneficial ownership of all of the Shares, free and clear of all Liens.

       SECTION 6.3. Access to Information. Between the date hereof and the Closing Date, PLAC shall cause Professional to give to Buyer and its counsel, accountants, and other authorized representatives and agents, reasonable access, during regular business hours and upon reasonable advance notice, to any and all of its premises, properties, contracts, books and records, and will cause its officers and employees to furnish to Buyer and its representatives any and all data and information pertaining, directly or indirectly, to Professional that Buyer shall from time to time reasonably request, and shall permit Buyer and its representatives to make extracts and copies thereof; provided, however, that Buyer's rights pursuant to this Section 6.3 shall not be exercised in a manner which would materially interfere with the day-to-day operations of Parent, PLAC or Professional. If the acquisition contemplated herein is consummated, Buyer covenants and agrees that it shall preserve and keep the records of Professional delivered to it hereunder for a period of five years from the Closing Date, and shall make such records available to PLAC and its affiliates, as reasonably required by PLAC or its affiliates in connection with any legal proceedings by or against, or governmental investigations of, PLAC or any of its affiliates, or in connection with any tax examination of PLAC or any consolidated group of which it was a part.

       SECTION 6.4. Notice of Litigation and Requests. From the date hereof through the Closing Date, PLAC agrees to notify Buyer promptly of any pending or threatened Litigation that, if pending or threatened as of the date hereof, would be required to be described in Section 3.10 of the Disclosure Schedule and of any written requests for additional information or documentary materials by any Governmental Authority in connection with the transactions contemplated by this Agreement.

       SECTION 6.5. HSR Act Filings; Consents. As soon as practicable, but in any event not later than 10 Business Days after the date hereof, PLAC and Buyer shall make appropriate filings with the DOJ under the HSR Act, with respect to the transactions contemplated by this Agreement. In connection with such filings, the parties hereto shall, in cooperation with each other, and as promptly as reasonably practicable from time to time hereafter, make all such further filings and submissions, and take such further action, as may be required in connection therewith. Each party shall furnish the others all information in its possession necessary for compliance by the others with the provisions of this Section 6.5. No party shall withdraw any such filing or submission prior to the termination of this Agreement without the written consent of the other parties. Each party hereto shall and PLAC shall cause Professional to use its reasonable best efforts to obtain all consents, approvals and authorizations of all third parties and Governmental Authorities necessary to the consummation of the transactions contemplated by this Agreement.

       SECTION 6.6. State Regulatory Approvals. As soon as practicable, but in any event not later than 20 days after the date hereof, each party hereto shall file all applications and other documents, and shall use its reasonable best efforts to obtain all consents and approvals, as are required to be filed or obtained by it under the applicable laws of the State of Texas, and of any other applicable jurisdictions, including all requisite approvals of the insurance regulatory authorities in such jurisdictions and all other governmental approvals required for consummation of the transactions contemplated by this Agreement, in each case as promptly as is practicable. PLAC shall cause Professional to take all such actions (other than the payment of money not then due and owing or the provision of other consideration) as are reasonably requested by Buyer to assist Buyer in completing all such filings and obtaining all such consents and approvals as are required to be made and obtained. Buyer shall take all such actions (other than the payment of money not then due and owing or the provision of other consideration) as are reasonably requested by PLAC to assist PLAC and Professional in completing all filings and obtaining all consents and approvals as any of them may be required to make and obtain.

       SECTION 6.7. Interim Financial Statements.

       (a) As soon as reasonably practicable after they become available, PLAC shall make available to Buyer true and complete copies of the statutory Quarterly Statements of Professional filed with the appropriate Insurance Commissioners, for all quarterly periods after December 31, 1998 and prior to the Closing Date (collectively, the "Interim SAP Statements"). The Interim SAP Statements will present fairly in all material respects the statutory financial condition of Professional as of the respective dates thereof and the statutory results of its operations and changes in its financial position and cash flow for each of the periods then ended and will be prepared in conformity in all material respects with SAP.

       (b) As soon as practicable after they become available, PLAC shall make available to Buyer true and complete copies of the quarterly balance sheets and income statements of Professional (on a basis consistent with the GAAP Financial Statements), for all quarterly periods on or after December 31, 1998 and prior to the Closing Date (collectively, the "Interim Quarterly GAAP Statements"). The Interim Quarterly GAAP Statements will present fairly in all material respects the financial condition of Professional as of the respective dates thereof and the results of Professional's operations for each of the periods then ended will be prepared in conformity in all material respects with GAAP and with prior periods.

       SECTION 6.8. Year End Financial Statements. PLAC shall cause to be prepared and delivered to Buyer at Professional's sole expense audited financial statements of Professional for the year ending December 31, 1998 (the "Year End GAAP Financial Statements"). The Year End GAAP Financial Statements shall be accompanied by the unqualified report of a nationally recognized accounting firm to the effect that such Year End GAAP Financial Statements present fairly in all material respects the financial condition of Professional as of December 31,1998 and the results of its operations and changes in its financial condition and cash flow for the year then ended, in conformity in all material respects with GAAP. PLAC shall deliver the Year End GAAP Financial Statements as soon as practicable, but in no event later than the earlier of the Closing Date or March 31, 1999.

       SECTION 6.9. Maintenance of Insurance: Post-Closing Claims. From the date hereof through the Closing Date, PLAC shall, and shall cause Professional to, use reasonable efforts to maintain or cause to be maintained in force insurance with respect to Professional as described in Section 3.20. Following the Closing, Professional shall, and Buyer shall cause Professional to, pay or be liable for the amount of any deductible or self-insured retention applicable to any claims incurred prior to the Closing under the policies specified in Section 3.20 of the Disclosure Schedule (or any replacement policy or other form of coverage substituted therefor), to the extent reflected in the Closing Financial Statements. With respect to the workers' compensation, general and automobile liability policies specified in Section 3.20 of the Disclosure Schedule, PLAC will continue to manage all claims incurred prior to the Closing and made or reported thereunder (whether before or after the Closing), on behalf of Professional, and Professional will promptly reimburse PLAC for the amount of any insurance payments made in respect of such claims, all in accordance with past practice.

       SECTION 6.10. Intercompany Accounts, Investments and Agreements.

       (a) Except with respect to Taxes or matters related thereto, the parties agree that all intercompany accounts and balances payable or receivable, whether or not currently due, between Professional, on the one hand, and Parent or any of its affiliates, on the other hand ("Intercompany Accounts"), shall be settled as follows:

       (i) At least five Business Days prior to the Closing Date, PLAC shall cause to be prepared and delivered to Buyer a written statement setting forth the estimated amount and a description of all Intercompany Accounts expected to be outstanding on the Closing Date.

       (ii) Buyer shall have the right, exercisable upon notice to PLAC not later than two Business Days following delivery of the foregoing statements of Intercompany Accounts, to object to any Intercompany Accounts set forth in such statement; provided, however, that, notwithstanding anything herein to the contrary, Buyer shall only be entitled to object to those Intercompany Accounts that Buyer, in good faith reasonably believes (A) have been calculated in manifest error; (B) are being charged for goods and services not actually provided; (C) have not been determined reasonably in accordance with past practice; or (D) are not payable or have not been determined in accordance with the terms of the intercompany contracts or other agreements under which such Intercompany Accounts arose. Without limiting the foregoing, Buyer shall not be entitled to object to (I) whether any Intercompany Account should or should not have been incurred or whether any transaction under which any Intercompany Account arose should or should not have been undertaken, (II) any particular past practice for determining intercompany accounts or balances or (III) the particular terms of any intercompany contract or other agreement under which an Intercompany Account arose.

       (iii) If Buyer so objects to any Intercompany Account, Buyer and PLAC will negotiate in good faith to resolve the objections set forth in Buyer's notice of objection. If, as of the Closing Date, Buyer and PLAC are unable to resolve all such objections, all Intercompany Accounts with respect to which Buyer and PLAC are not in dispute or have resolved shall be settled in full at or prior to the Closing, and any remaining objections as to Intercompany Accounts that have not then been resolved by Buyer and PLAC shall be submitted to the

   Settlement Auditor for resolution. Buyer and PLAC shall cooperate with the Settlement Auditor and proceed in good faith to cause the Settlement Auditor to resolve all such disputes within thirty days after the Closing. Buyer and PLAC shall each pay one-half of the fees and expenses of the Settlement Auditor. The Settlement Auditor's resolution of any such disagreement will be reflected in a written report which will be delivered promptly to, and will be final and binding upon, Buyer and PLAC.

       (b) Except with respect to Taxes or matters related thereto, PLAC shall cause Professional to modify, at or prior to the Closing, any Contracts or Other Agreements between Professional, on the one hand, and Parent, PLAC or any of its affiliates, on the other hand, to the extent necessary to exclude Professional therefrom, except those Contracts or Other Agreements that are designated by Buyer. For the purposes of this subsection, the termination of Contracts and Other Agreements shall include recapture of reinsurance.

       (c) On or prior to the Closing Date, Buyer, Professional and the appropriate affiliates of Parent shall enter into an agreement (the "Transition Services Agreement") with the terms set forth in Section 6.10(c) of the Disclosure Schedule regarding the provision of certain services (including, without limitation, information technology, operational support, customer services and agent support) for a term of up to 18 months after the Closing Date, subject to termination by Buyer on 30 days notice. Any costs or expenses, not to exceed $20,000, required to be incurred to obtain any consents necessary to effect the transactions contemplated by the Transition Services Agreement shall be paid by Buyer with the advance approval of Buyer.

       (d) On or prior to the Closing Date, Buyer and Security Life and Trust Company shall enter into a lease agreement for a term not to exceed 18 months, for the lease of the real property described on Section 6.10(d) of the Disclosure Schedule on the terms set forth in Section 6.10(d) of the Disclosure Schedule.

       SECTION 6.11. All Reasonable Efforts. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done as promptly as practicable, all things necessary, proper and advisable under applicable laws and regulations to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement. If at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, including, without limitation, the execution of additional instruments, the proper officers and directors of each party to this Agreement shall take all such necessary action.

       SECTION 6.12. Public Announcements. Buyer and PLAC will consult with each other and will mutually agree (the agreement of each party not to be unreasonably withheld or delayed) upon the content and timing of any press release or other public statements with respect to the transactions contemplated by this Agreement and shall not issue any such press release or make any such public statement prior to such consultation and agreement, except as may be required by applicable law or by obligations pursuant to any listing agreement with any securities exchange or any stock exchange regulations; provided, however, that each party will give prior written notice to the other parties of the content and timing of any such press release or other public statement required by applicable law or by obligations pursuant to any listing agreement with any securities exchange or any stock exchange regulations.

       SECTION 6.13. Disclosure Supplements. From time to time prior to the Closing PLAC shall supplement or amend the Disclosure Schedule delivered in connection herewith with respect to any matter that, if existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedule or that is necessary to correct any information in such Disclosure Schedule that has been rendered inaccurate thereby. Such supplements and amendments shall not be given effect for purposes of Section 7.1(d) (except to the extent such supplements and amendments relate to any matter with respect to which PLAC has obtained Buyer's consent pursuant to Section 6.1 or with respect to which such consent is not required); however, if the Closing occurs, Buyer shall be deemed to have waived any right or claim it may otherwise have or have had on account of any matter so disclosed in such supplement or amendment.

       SECTION 6.14. No Implied Representations or Warranties. Buyer hereby acknowledges and agrees that neither Parent nor PLAC is making any representation or warranty whatsoever, express or implied, except those representations and warranties of Parent or PLAC explicitly set forth in this Agreement, the Disclosure Schedule, the Parent Agreement or in any certificate contemplated hereby and delivered by Parent or PLAC in connection herewith. Except as explicitly set forth herein, none of PLAC, its subsidiaries or any of their respective officers, directors, shareholders, employees, affiliates or representatives has made or is making any representation, express or implied, as to the value of any asset or business being so acquired, or any warranty of merchantability, suitability or fitness for a particular purpose.

       SECTION 6.15. Tax Matters.

       (a) PLAC will be responsible for, will pay or cause to be paid, and will indemnify and hold harmless Buyer from and against, any and all monetary damages, liabilities, loss suffered as a result of imposition by any taxing authority of an offset right against an amount otherwise recoverable by the indemnitee, fines, fees, penalties, interest and expenses (including, without limitation, reasonable fees and disbursements of counsel incident to the enforcement of rights to indemnification under this Section 6.15, but excluding any expenses attributable to Buyer's pursuing (whether itself or through its representatives) its right to consult, defend, consent or otherwise participate in any Tax Claim (defined below) under this Section 6.15) ("Indemnifiable Tax Losses") for or in respect of each of the following:

       (i) any Taxes imposed or attributable to the income, assets or operations of Professional to the extent such Tax is imposed with respect to any taxable period or any portion thereof of Professional commencing prior to the Closing Date; provided, however, that no claim by Buyer under this Section

   6.15(a)(i) for indemnification may be made in respect of any such Taxes by virtue of the fact that such Taxes were paid by, or in respect of which a payment was made by, Professional prior to the Closing Date; provided, however, that in determining the amount of Taxes attributable to a taxable period ending after the Closing Date, the amount shall be limited to the Taxes determined as if the taxable year ended at the close of the Closing Date;

       (ii) any Taxes not described in clause (i) of this Section 6.15(a) and imposed on Professional and attributable to the income, assets or operations of any member of a consolidated or combined group of which Professional is or was a member on or prior to the Closing Date and so imposed pursuant to Treasury Regulation Section 1.1502-6(a) or any analogous or similar state, local or foreign law ("Pre-Closing Taxes");

       (iii) any Taxes attributable to the deemed sale of assets pursuant to the
   Section 338 Elections ("Section 338 Taxes"); and

       (iv) any breach of a representation or warranty contained in Section 3.15 or any obligation pursuant to this Section 6.15.

       (b) Buyer will promptly notify PLAC of the commencement of any claim, audit, examination, or other proposed change or adjustment by any taxing authority, as well as any notice of assessment and any notice and demand for payment issued under Section 6303 of the Code (or similar provision), concerning any Taxes or other Indemnifiable Tax Losses covered by Section 6.15(a) ("Tax Claim"). PLAC shall promptly notify Buyer of the commencement of any audit concerning any pre-Closing taxable period of Professional. PLAC shall control the strategy, defense and settlement of any Tax audit or administrative or court proceeding relating to Taxes, including but not limited to extension of the applicable statute(s) of limitations, of PLAC or Professional that may be subject to indemnification under Section 6.15(a), provided, however, that Buyer shall have the right to participate, at its own expense, in any such audit or proceeding. Buyer agrees to fully cooperate with PLAC and to cause Professional to fully cooperate with PLAC, including, but not limited to, providing powers of attorney authorizing PLAC (or its designees) to control and take action in connection with any such Taxes; provided, however, that PLAC may not, without the prior written consent of Buyer, which consent shall not be unreasonably withheld, execute final settlement agreements concerning any such Taxes if such settlement would have a Material Adverse Effect on Professional or would result in material Taxes for which Buyer is responsible under Section 6.15(c) hereof. PLAC shall promptly notify Buyer if PLAC decides not to participate in the defense of any such Tax audit or administrative or court proceeding and Buyer thereupon shall be permitted (at its own expense) to defend such Tax audit or proceeding, in which event PLAC agrees to fully cooperate with Buyer, including, but not limited to, providing any necessary powers of attorney authorizing Buyer (or its designee) to control and take action in connection with such defense; provided, however, that no settlement shall be made without the prior written consent of PLAC, which consent shall not be unreasonably withheld. In the event of a failure of Buyer to provide notice to PLAC or to provide cooperation as required under this Section 6.15(b), PLAC's obligation to indemnify Buyer under this Section 6.15 shall be reduced to the extent of the Indemnifiable Tax Losses with respect to which PLAC's ability to defend against the claim underlying such indemnity obligation has been prejudiced by such failure. Notwithstanding the foregoing, Buyer shall control the strategy, defense and settlement of any Tax audit or administrative or court proceeding relating to Taxes, including but not limited to extension of the applicable statute of limitation(s), of PLAC or Professional that may be subject to indemnification under Section 6.15, for Tax periods beginning before and ending after the Closing Date ("Straddle Periods"); provided, that Buyer shall not execute any final settlement or agreements concerning such Taxes without the prior written consent of PLAC which consent shall not be unreasonably withheld.

       (c) Buyer and Professional will be responsible for, will pay or cause to be paid, and will indemnify and hold harmless PLAC from and against, any and all Indemnifiable Tax Losses for or in respect of any Taxes (excluding any Taxes described in clause (ii) or (iii) of Section 6.15(a) hereof) with respect to any taxable period of Professional beginning after the Closing Date, or portion of the Straddle Period beginning after the Closing Date. PLAC agrees to fully cooperate with Buyer in preparing to defend against the imposition of such Taxes by any taxing authority. In the event of a failure of PLAC to provide cooperation as required under this Section 6.15(c), Buyer's obligation to indemnify PLAC under this Section 6.15 shall be reduced to the extent of the Indemnifiable Tax Losses with respect to which Buyer's ability to defend against the claim underlying such indemnity obligation has been prejudiced by such failure.

       (d) Any claim for indemnity under this Section 6.15 may be made at any time prior to the expiration of the applicable Tax statute of limitations with respect to the relevant taxable period (including all periods of extension, whether automatic or permissive), or, if later, within 30 days of receipt of notice of assessment or notice and demand for payment issued under Section 6303 of the Code (or similar provision). Any such claim shall be made by the indemnitee by providing to the indemnifying party written notice thereof, provided, however, that such provision of notice shall not be a condition to indemnification under this Section 6.15 except to the extent of actual and material prejudice to the indemnifying party.

       (e) Except as provided in the succeeding sentences, as of the Closing Date, Professional shall not be a party to or have any further obligations or rights under any tax sharing or tax allocation agreement with PLAC and its affiliates. Professional currently is a party to a tax sharing agreement with PLAC, copies of which have been made available to Buyer (the "Tax Sharing Agreement"). Professional shall make a payment for Taxes through the Closing Date equal to the accrual for Taxes as reflected in the Closing SAP Balance Sheet; provided that if, but for this provision, the Closing SAP Balance Sheet would have reflected a benefit for Taxes, such amount shall have been paid to Professional by PLAC on or prior to the Closing Date. Such accrual shall be calculated and recorded in accordance with principles consistent with prior practice, provided, however, that the amount of the Taxes through the Closing Date excludes the amount of the Section 338 Taxes as provided in Section 6.15(a)(iii) hereof. Such payment by Professional for Taxes through the Closing Date shall be made within fifteen days of the timely filing (including extensions) of the Tax Return pursuant to which the Tax liability arose.

       (f) PLAC shall prepare and file or cause to be prepared and filed (i) all Tax Returns required to reflect the income, assets or operations of Professional and required to be filed (taking into account any extensions) on or prior to the Closing Date and any Tax Returns of Professional required to be filed thereafter in respect of any Taxes for which PLAC is responsible pursuant to Section 6.15(a), and (ii) PLAC Consolidated Returns (as hereinafter defined, together with the Tax Returns referred to in clause (i) above, the "PLAC Returns"). PLAC shall prepare or cause to be prepared all Tax Returns required to be filed after the Closing Date relating to Tax periods ending on or before the Closing Date, and shall submit them to Buyer not less than 20 days prior to their due date.

       Buyer shall be responsible for preparing and filing, or causing Professional to prepare and file, all other Tax Returns required to be filed by Professional after the Closing Date ("Other Returns"). "PLAC Consolidated Returns" shall mean all consolidated or combined Tax Returns that include the taxable income or loss of Professional and PLAC.

       (g) Neither Buyer nor Professional shall file any amended Tax Return that may give rise to a claim for indemnification hereunder without the prior written consent of PLAC, which may not be unreasonably withheld. PLAC shall have exclusive authority to make all decisions with respect to matters relating to any PLAC Return, including, but not limited to, decisions to amend a PLAC Return, to extend the statutes of limitations with respect to any periods covered by a PLAC Return, and to concede, settle, compromise or contest any adjustment asserted by a taxing authority with respect to a PLAC Return; provided, however, that PLAC may not voluntarily file any amended Tax Return (except in connection with the resolution of any Tax Claim described in Section 6.15(b), provided that any such resolution is reached in a manner consistent with Section 6.15(b)), that would materially increase any indemnifiable Tax Loss described in Section 6.15(a), except with the prior written consent of Buyer, which may not be unreasonably withheld.

       (h) PLAC and Buyer will cooperate with one another in connection with the preparation and filing of PLAC Returns and Other Returns and will provide to each other access, at any reasonable time and from time to time, at the business location at which the books and records are maintained, after the Closing Date, to such Tax data relating to Professional as PLAC or Buyer, as the case may be, may from time to time reasonably request (including the relevant portions of PLAC Consolidated Returns). PLAC agrees that, prior to Closing, PLAC and Professional will provide such information and documentation regarding Taxes as Buyer shall reasonably request. PLAC and Buyer further agree upon request each to provide the other party with all information that may be needed to report pursuant to Section 6043 of the Code and the Treasury Regulations promulgated thereunder.

       (i) PLAC shall be entitled to receive and to retain any and all refunds of Taxes (i) relating to PLAC Returns (including any refunds of Taxes arising from a carryback of losses by Professional) or (ii) in respect of Professional for any taxable period or any portion thereof ending on or prior to the Closing Date. Buyer shall be entitled to retain all other refunds relating to Taxes of Professional. In the event Buyer (PLAC) or Professional receives any refund (whether through payment, credit or reduction in Taxes) to which PLAC (Buyer) is entitled hereunder, Buyer (PLAC) shall promptly pay, or cause the payment of, such refund to PLAC (Buyer).

       (j) Notwithstanding anything to the contrary contained herein, in calculating the amount of any claim for indemnification pursuant to this Agreement (including pursuant to this Section 6.15 and Article IX hereof), Indemnifiable Tax Losses and Indemnifiable Losses (as defined in Section 9.2(a) hereof) shall be reduced (but not below zero) by any Tax Benefit attributable to, realized (or to be realized) in connection with or relating to such indemnifiable claim. The term "Tax Benefit" means the amount by which any Taxes of the indemnified party (Buyer or Professional on the one hand, or PLAC on the other hand) or any affiliate thereto (the "Benefited Party") are or would be reduced by any loss, deduction, refund, credit or other Tax Benefit and includes, without limitation, the amount of any Tax Benefit realized or to be realized by the Benefited Party in a subsequent taxable period (including, without limitation, a taxable period ending after the Closing Date) attributable to, realized (or to be realized) in connection with or relating to an adjustment with respect to Taxes in a prior taxable period. For purposes of the determination of the amount of any Tax Benefit that is not currently realized,
(i) the Benefited Party shall be assumed to have sufficient taxable income to use any Tax Benefit in the taxable period or periods in which such Tax Benefit will first arise; (ii) the Effective Tax Rate (as hereinafter defined) in the most recent applicable taxable period shall be treated as applying to such Tax Benefit to be realized in such future taxable period: (iii) the amount of Tax Benefits shall be discounted to the present value of such Tax Benefits, determined using a discount rate equal to the applicable federal rate under
Section 1274(d) of the Code for the period over which such Tax Benefits will be realized under clause (i) above; (iv) appropriate adjustments shall be made taking account of any income recognition (or other costs) resulting from such Tax Benefit for Professional in any period covered by the Other Returns, using the assumptions and discounting convention provided in this Section 6.15(j); (v) no Tax Benefit shall be ascribed to additional tax basis in an asset or other tax attribute of a Benefited Party if (X) the additional tax basis or other tax attribute is neither depreciable nor amortizable (or otherwise recoverable by its nature over a period of time), and (Y) the Benefited Party is not otherwise likely to realize any Tax Benefit from such additional tax basis or other tax attribute, provided, however, that in the case of any such additional tax basis or other tax attribute describe in this clause (v), the amount of any Tax Benefit (to the extent not in excess of the amount previously received by the Benefitted Party in satisfaction of the underlying indemnity obligation) actually realized by the Benefited Party in satisfaction of the underlying indemnity obligation) actually realized by the Benefited Party at a subsequent time shall be paid to the other (indemnifying) party; and (vi) any dispute concerning the amount of a Tax Benefit for purposes of Section 6.15(j) shall be resolved first by good faith negotiations among the parties and, if such dispute is not resolved within 30 days, it shall be referred to a nationally recognized accounting firm (the "Auditor") that is mutually acceptable to PLAC and Buyer for resolution, which Auditor shall issue a report stating the amount of the Tax Benefit. Such report shall be final and binding on the parties. The fees and expenses of the Auditor shall be shared equally by PLAC, on the one hand, and Buyer on the other hand. For purposes of this Section 6.15(j), Tax Benefits shall not include the amount of any benefit realized by a Benefited Party attributable to the tax basis of assets resulting from the
Section 338 Elections except in the case of an indemnification pursuant to this Agreement arising from an allocation of tax basis inconsistent with the Section 338 Allocation Principles (defined below). The term "Effective Tax Rate" means the sum of (i) the maximum federal income tax rate imposed on corporations for the period in question plus (ii) the product of (A) the state and local income tax rates imposed on the applicable corporation for the immediately preceding taxable year times (B) one minus the maximum federal income tax rate referred to in clause (i). For this purpose, the state and local income tax rates shall equal the sum of the total amount of income tax imposed in each jurisdiction divided by the sum of the total amount of taxable income in each such jurisdiction.

       (k) Section 338(h)(10) Election.

       (i) Election. At the request of Buyer, Buyer and PLAC shall join in an election pursuant to Section 338(h)(10) of the Code with respect to the purchase and sale or the deemed purchased and sale of the Shares, and in all comparable elections under state and local Tax law with respect to the purchase and sale of such Shares (together with the election under Section 338(h)(10) of the Code, the "Section 338 Elections"). Consistent with the following provisions of this Section 6.15(k), each of Buyer and PLAC shall take all steps to properly and timely effect the Section 338 elections.

       (ii) Forms. Buyer shall prepare drafts and execution copies of all forms and schedules required to be filed to effect (and otherwise in connection with) the Section 338 Elections ("Section 338 Forms"), including, without limitation, IRS Form 8023 and all attachments required to be filed therewith pursuant to applicable Treasury Regulations and the instructions to such form, including without limitation the allocation of deemed purchase price among the assets of Professional, which allocation shall be made pursuant to the Code and related Treasury Regulations ("Form 8023"). PLAC shall provide Buyer with such information and records, and shall make its employees available for consultation under regular business hours, as Buyer reasonably requires to prepare such Section 338 Forms. PLAC shall provide to Buyer the necessary information to prepare Form 8023 and related attachments (except that tax reserves shall be computed by Professional) no later than four months after the Closing Date. Buyer shall prepare a draft version of Form 8023 and shall deliver such draft version to PLAC for its review no later than five months after the Closing Date. PLAC may propose good faith modifications no later than six months after the Closing Date. PLAC and Buyer will use reasonable efforts to cooperate in arriving at agreed-upon modifications no later than seven months after the Closing Date ("Modified Form 8023"). If there is a dispute regarding the proposed modifications, any such dispute shall be resolved by a nationally recognized accounting firm, to be mutually agreed upon. Buyer shall prepare three copies of the Modified Form 8023, as determined according to such procedures, and PLAC shall promptly execute, or cause the proper party to execute and deliver such forms to Buyer within fifteen days of receipt of Modified Form 8023, but not later than eight months after the Closing Date. Buyer shall timely file such executed Modified Form 8023.

       (iii) Modification; Revocation. Except as provided in this Section, Buyer and PLAC shall not take, and shall not permit any of their affiliates to take, any action to modify the Modified Form 8023 or any other Section 338 Forms, following the execution thereof by PLAC, or to modify or revoke the
   Section 338 Elections following the filing of such Forms, without the written consent of PLAC and Buyer.

       (iv) Consistent Treatment: Reporting. Buyer and PLAC shall file, and shall cause their respective affiliates to file, all Tax Returns in a manner consistent with the information contained in the Section 338 Forms. Except as otherwise required by law, Buyer and PLAC shall not take, and shall not permit any of their affiliates to take, any position contrary to the allocations reflected in such Section 338 Forms with any government agency of taxing authority without the express written consent of the other party.

       (v) Buyer Representation. Buyer represents that it is a domestic corporation, and, other than pursuant to this Agreement, owns no stock or rights to acquire stock, either directly or indirectly, in PLAC.

       (vi) PLAC Representation. PLAC will convey, directly or indirectly, to Buyer all of the shares of the outstanding stock of Professional as of the Closing Date, which shares shall possess 100 percent of the total voting power of all the shares of stock in Professional and have a value equal to 100 percent of the total value of all the shares of stock in Professional.

       SECTION 6.16. Employment and Employee Benefits.

       (a) Any Current Employee who is actively employed (including such employees who are on vacation) immediately prior to the Closing shall remain an employee of Professional immediately following the Closing at the same base compensation and wage levels as in effect immediately preceding the Closing. Each Current Employee who remains employed by Professional and each other employee of Professional immediately prior to the Closing Date shall be a "Transferred Employee"; provided, however, that the total number of Transferred Employees shall not exceed 99. PLAC shall deliver the list of Transferred Employees to Buyer no later than five days before the Closing Date for approval by Buyer, which approval shall not be unreasonably withheld . Notwithstanding anything herein to the contrary, nothing in this Agreement shall create any obligation on the part of Professional or Buyer to continue the employment of any Transferred Employee for any definite period following the Closing Date.

       (b) Buyer shall, and shall cause its subsidiaries (including Professional) to provide employee benefits to the Transferred Employees which are substantially comparable in the aggregate to the employee benefits provided to similarly situated employees of Buyer ("Buyer's Plans").

       (c) If the Transferred Employees are included in any of Buyer's Plans, such employees shall receive credit as employees thereunder for service prior to the Closing Date with Professional under the terms of Buyer's Plans solely for purposes of eligibility to participate, vesting and eligibility for retirement, and solely with respect to vacation, disability and severance, for benefit accrual purposes. If the Transferred Employees are included in any medical, dental or health plan, any such plans shall not include pre-existing condition exclusions, and such plans shall provide credit for any deductibles and co-payments applied or made with respect to each such employee in the calendar year of the change. PLAC shall deliver a list of amounts to be credited pursuant to the foregoing sentence to Buyer at or prior to the Closing.

       (d) On the Closing Date, PLAC shall cause Parent to fully vest each Transferred Employee with respect to his account balance under the PennCorp Financial Inc. Retirement and Savings Plan. Professional shall cease to be a participating employer in the Employee Benefit Programs that are sponsored by Parent (as set forth in Section 3.14(b) of the Disclosure Schedule) as of the Closing Date. The Transferred Employees shall be entitled to receive distributions pursuant to the terms of such programs and the provisions of applicable law. With respect to any Transferred Employee who has an outstanding loan balance under the terms of the PennCorp Financial Inc. Retirement and Savings Plan (or similar plan in which the Transferred Employee is a participant), PLAC shall cause Parent to permit, and Buyer shall permit, each such Transferred Employee to repay the outstanding loan balance over the remaining time period specified in the applicable promissory note in monthly or quarterly payments by cash, check or through direct deduction from a checking or savings account.

       (e) PLAC and its affiliates shall retain liability for any and all of the Employee Benefit Programs not expressly assumed by Buyer, including without limitation, any retiree life or medical, bonus, severance, deferred compensation, long-term disability or other program maintained by Professional or Parent or its affiliates, and for any obligations under COBRA with respect to any individual who terminated employment with Professional prior to the Closing.

       (f) With respect to each Transferred Employee, PLAC shall retain the obligation and liability for any workers' compensation or similar workers' protection claims with respect to any such individual incurred prior to the Closing Date.

       (g) Buyer agrees to indemnify PLAC and its affiliates and to defend and hold PLAC and its affiliates harmless from and against any and all Indemnifiable

Losses (i) arising from obligations or liabilities that Buyer has agreed to cause Professional to assume or (ii) for events occurring after the Closing arising out of the employment or termination of employment of the Transferred Employees, including but not limited to any claims by or in respect of any Transferred Employee (or such Transferred Employee's successors or assigns) arising out of, or in connection with, or otherwise relating to, any allegations of unlawful discrimination or sexual harassment that occurred after the Closing.

       (h) PLAC agrees to indemnify Buyer and its affiliates and to defend and hold Buyer and its affiliates harmless from and against any and all Indemnifiable Losses for events occurring prior to the Closing (i) arising out of the employment or termination of employment of the Current Employees or (ii) under any of the Employee Benefit Programs, including but not limited to (x) any claims under any of the Employee Benefit Programs with respect to any of the obligations or liabilities that Buyer has not agreed to cause Professional to assume, (y) any "employee pension benefit plan" (within the meaning of Section 3(2) of ERISA) or any "group health plan" (within the meaning of Section 607 of ERISA) in respect of which Professional has any liability solely as a result of being a member of a "controlled group" (within the meaning of Section 4001(a)(14) of ERISA) prior to the Closing Date which includes PLAC or (z) any claims by or in respect of any Transferred Employee (or such Transferred Employee's successors or assigns) arising out of, or in connection with, or otherwise relating to, any allegations of unlawful discrimination or sexual harassment that occurred prior to the Closing; provided, however, that the indemnities provided for in this sentence will not include any claims with respect to cash compensation that is accrued prior to the Closing Date and reflected on the Closing SAP Balance Sheet but that is payable after the Closing Date. Notwithstanding any other provision of this Agreement to the contrary, the indemnities provided for herein shall not be subject to the deductible and maximum liability contained in Section 6.16, and all such indemnities shall survive until 60 days after the expiration of the applicable statute of limitations with respect thereto. Any claim for indemnification by Buyer or PLAC pursuant to this Section 6.16 shall be subject to the procedures set forth in
Section 9.5.

       (i) No provision of this Section 6.16 shall create any third-party beneficiary rights in any employee or former employee (including any beneficiary or dependent thereof) of PLAC any of its affiliates or Professional, in respect of continued employment (or resumed employment) for any specified period of any nature or kind whatsoever, and no provision of this Section 6.16 shall create such third-party beneficiary rights in any such persons in respect of any benefits that may be provided, directly or indirectly, under any employee benefit plan or arrangement.

       (j) Buyer affirms Professional's obligations and liabilities arising after the Closing under each Employee Benefit Program that is sponsored by Professional (as set forth in item 7 of Section 3.14(b) of the Disclosure Schedule), including, but not limited to, each of the Retention Agreements set forth in Section 6.16(j) of the Disclosure Schedule. Notwithstanding anything in this Agreement to the contrary, PLAC shall pay, or shall cause Parent to pay, all retention bonuses and transaction bonuses identified on Schedule 6.16(j) (the "Retention Bonuses") at such time as such bonuses are payable pursuant to their terms.

       SECTION 6.17. Nonsolicitation.

       (a) PLAC hereby agrees that neither it nor any of the affiliates of Parent will, for a period commencing on the Closing Date and ending on the second anniversary of the Closing Date, without Buyer's prior written consent, directly or indirectly, (i) solicit for employment or employ any employee of Professional listed in Section 3.14(a)(i) of the Disclosure Schedule who continues as an employee of Professional after the Closing Date; provided, however that such agreement of non-solicitation shall not prohibit any general advertisements or general solicitation that is not specifically directed to such employees, (ii) solicit for appointment or appoint as agent any Regional Area Directors ("RADs") of Professional on the Closing Date (except to the extent PLAC or any of its affiliates (other than Professional) has a relationship with any such RAD on the Closing Date), or (iii) solicit any policyholder of Professional or twist or exchange (or seek to twist or exchange) any policy issued by Professional.

       (b) Buyer hereby agrees that neither it nor any of its affiliates (including Professional) will, for a period commencing on the Closing Date and ending on the second anniversary of the Closing Date, without Parent's prior written consent, directly or indirectly, (i) solicit for employment or employ any employee of Occidental Life Insurance Company of North Carolina ("Occidental"); provided, however that such agreement of non-solicitation shall not prohibit any general advertisements or general solicitation that is not specifically directed to such employees, (ii) solicit for appointment or appoint as agent any general agents of Occidental on the Closing Date (except to the extent Buyer or any of its affiliates (including Professional) has a relationship with any such insurance agent or Regional Area Director on the Closing Date), or (iii) solicit any policyholder or Occidental or twist or exchange (or seek to twist or exchange) any policy issued by Occidental.

       SECTION 6.18. Noncompetition. For a period commencing on the Closing Date and ending on the fifth anniversary of the Closing Date, without Buyer's prior written consent, directly or indirectly (i) PLAC will not permit Occidental or any Subsidiaries or affiliates of Parent to market or encourage the sale of any insurance product through Professional's RADs; provided, however, that if, after the Closing Date, Professional enters into a contract with a new RAD which, at the time of such retention, has a relationship with Occidental or any Subsidiaries or affiliates of Parent, then Occidental, or such Subsidiary or affiliate, shall be entitled to continue its relationship with such RAD and such relationship shall not constitute a violation of this Section 6.18; and (ii) PLAC will not nor will PLAC permit any of its affiliates to use the name "Professional Insurance Company", or "Professional Insurance Corporation" or any name that is confusingly similar to such name to market or sell any worksite distributed insurance product or to otherwise engage in the worksite distributed insurance business in the United States of America.

       SECTION 6.19. Acquisition Proposals.

       (a) PLAC shall not, nor shall it authorize or permit any of its officers, directors or employees, or any investment banker, attorney or other advisor or representative acting on its behalf to, directly or indirectly, (a) solicit or initiate the submission of any proposal regarding a Competing Transaction or (b) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Competing Transaction; provided, however, that if PLAC shall receive a proposal regarding a Competing Transaction which (i) was unsolicited or that did not otherwise result from a breach of this Section and
(ii) PLAC's Board of Directors determines is reasonably likely to lead to a Superior Transaction, then PLAC may (x) furnish non-public information with respect to Professional to the Person who made such proposal (pursuant to a customary confidentiality agreement) and (y) participate in discussions and negotiations regarding such Competing Transaction.

       (b) PLAC shall not, and shall cause Professional not to, enter into any letter of intent, agreement in principle, acquisition agreement or merger or similar agreement with respect to any Competing Transaction unless: (i) PLAC's Board of Directors shall have determined that such Competing Transaction is a Superior Transaction and (ii) PLAC shall have terminated this Agreement pursuant to Section 10.1(f). Notwithstanding the foregoing, PLAC shall not be entitled to terminate this Agreement pursuant to Section 10.1(f) unless PLAC delivers notice of its intent to terminate to Buyer at least five Business Days prior to the date of termination. Such notice shall be accompanied by a description of the terms of the Superior Transaction. PLAC agrees to consider any revised offer communicated to PLAC by Buyer in response to such notice.

       (c) The term "Superior Transaction" shall mean a Competing Transaction that the Board of Directors of PLAC determines in good faith contains terms and conditions, including likelihood of consummation, that are materially more favorable to the PLAC than those set forth in this Agreement (as Buyer may have proposed to amend it pursuant to the provisions of clause (b) above).

       SECTION 6.20. Environmental Assessments. Buyer shall have the right, within 30 days following the date of this Agreement, to retain an environmental consultant to undertake and complete environmental assessments of the real property listed on Section 6.20 of the Disclosure Schedule.

       SECTION 6.21. Policy Approvals. Upon the request of Buyer prior to the Closing, Professional shall, and PLAC shall cause Professional to, furnish to Buyer copies of all policy forms (including riders and endorsements), rating information, actuarial demonstrations and other documents relating to the insurance products of Professional that have been filed with Professional with insurance regulatory authorities or that Professional has determined are exempt from filing and have been listed as such with any insurance regulatory authorities, as are necessary to enable Buyer or an affiliate of Buyer to make all rate and policy form filings, and obtain all regulatory approvals with respect thereto, required for buyer or an affiliate of Buyer to issue directly, following the Closing, in all states in which Buyer or such affiliate transacts insurance business, the insurance products currently being offered for sale by Professional; provided, however, that (i) Buyer will not, and will cause its affiliates not to, use any such rates or forms in any manner whatsoever to market, sell, issue, underwrite, assume or otherwise transact insurance at any time prior to the Closing and (ii) in the event that this Agreement is terminated prior to the Closing, Buyer shall, and shall cause its affiliates to, (A) promptly withdraw all such rate and policy form filings, and promptly rescind any regulatory approvals, with respect thereto, and keep all such filing, approvals, forms, actuarial demonstrations and information and documents related thereto that are not publicly available confidential, and (B) not resubmit such rate and policy form filings, or sell or apply for regulatory approvals to sell the insurance products currently offered for sale by Professional, in each case for a period of one year from the date this Agreement is terminated. PLAC and Professional shall cooperate with Buyer and its affiliates in any reasonable manner in connection with the preparation for filing and filing of such rate and form filings of Buyer or its affiliates; provided, however, that Buyer and such affiliates shall bear all out-of-pocket expenses related to such cooperation and the performance by PLAC and Professional of their obligations under this Section.

       SECTION 6.22. Distribution Agreements. Buyer shall use its commercially reasonable efforts and shall work in good faith to negotiate and enter into, as soon as practicable after the date hereof, distribution agreements (the "New Distribution Agreements") with the Persons listed in Section 6.22 of the Disclosure Schedule (the "Identified Agents"); provided, however, that Buyer shall ensure that William Ealy, as a representative of PLAC, shall be present or otherwise included in all material discussions and negotiations between Buyer and the Identified Agents. Buyer agrees that in no event shall the New Distribution Agreements materially reduce the aggregate compensation of the Identified Agents. Buyer further agrees that the effectiveness of the New Distribution Agreements shall be conditioned upon the consummation of the Closing and that, in the event the Closing does not occur, Buyer will promptly terminate the New Distribution Agreements and will not solicit the Identified Agents for a period of three years from the termination of this Agreement. PLAC agrees that it will cause Professional to reasonably cooperate with and assist Buyer in Buyer's efforts to enter into the New Distribution Agreements.

       SECTION 6.23. PESCO Joint Venture.

       (a) At or prior to Closing, subject to paragraph (c) below, PLAC shall cause Professional to transfer and/or assign to PLAC or Parent all agreements, contracts, notes, receivables, payables, investments and other assets, liabilities, obligations of any kind, documents or securities held by Professional or to which Professional is a party which relate to PESCO Interstate, L.L.C. (the "Joint Venture"), the joint venture organized by Professional and Public Employees Services Company, a Florida corporation ("PESCO"), or any other joint ventures to which either (x) both PESCO and Professional are parties or (y) PESCO is a party and with which Professional has a contractual relationship. Without limiting the generality of the foregoing, at or prior to

Closing, PLAC shall cause Professional to (i) assign to PLAC or Parent all of Professional's rights and obligations under (A) the Joint Venture Agreement (herein so called), dated as of March 30, 1998, between Professional and PESCO and (B) all other Related Agreements (as defined in the Joint Venture Agreement) to which Professional is a party, (ii) transfer to PLAC or Parent the 50% membership interest in the Joint Venture held by Professional in exchange for a payment by PLAC or Parent, as the case may be, in the amount of $200,000, representing the amount contributed by Professional to the Joint Venture in connection with the formation of the Joint Venture, (iii) assign to PLAC or Parent that certain Loan Agreement (herein so called) dated July 24, 1998 between Professional and PESCO, as amended, (iv) transfer to PLAC or Parent (A) that certain Promissory Note dated July 28, 1998 executed by PESCO in favor of Professional pursuant to the Loan Agreement in the amount of $218,000 (the "First Advance Note") and (B) that certain Future Advance Promissory Note dated September 8, 1998 executed by PESCO in favor of Professional pursuant to the Loan Agreement in the amount of $82,000 (the "Second Advance Note," and together with the First Advance Note, the "Advance Notes"), in exchange for a payment by PLAC or Parent, as the case may be, equal to the aggregate principal amounts, together with accrued and unpaid interest, if any, outstanding under the Advance Notes on the date of such transfer, and (v) transfer to PLAC or Parent all balances due to Professional with respect to agent advances (the "Agent Advances") made pursuant to, or otherwise payable to Professional under, that certain General Agent Contract (herein so called) between Professional and PESCO dated December 18, 1997, in exchange for a payment by PLAC or Parent, as the case may be, in an amount equal to the aggregate balances of such Agent Advances on the date of such transfer.

       (b) In order to effect the assignments and transfers contemplated by paragraph (a) above, PLAC shall, or shall cause Parent or Professional, as applicable, to (i) deliver written notice to Buyer, at least two business days prior to the date on which such assignments and transfers are to be made, specifying the date on which such assignments and transfers are to be made and accompanied by a certificate, executed by an executive officer of Professional and PLAC, certifying (A) the principal amount, and the accrued and unpaid interest, if any, outstanding under the Advance Notes as of the date specified for the transfer of such Advance Notes, (B) the aggregate balances of the Agent Advances as of the date specified for the transfer of such Agent Advances, and
(C) the aggregate amount to be paid to Professional in connection with the transfers and assignments to be effected pursuant to paragraph (a) above, (ii) make the payments to Professional described in paragraph (a) above in the amounts specified in the notice delivered pursuant to clause (i) above on the date the assignments and transfers are effected, and (iii) obtain such consents and execute such documents as may be necessary to effect the assignments and transfers described in paragraph (a) above. Buyer agrees that, from and after the Closing, Buyer shall cause Professional to forward and pay over to PLAC or Parent, as the case may be, any payments received by Professional with respect to the Advance Notes or the Agent Advances pursuant to the terms of a payment schedule to be agreed upon by the parties prior to Closing.

       (c) Notwithstanding anything in this Section 6.23 to the contrary, Buyer shall have the option, which option must be exercised on or prior to February 28, 1999, to allow Professional to continue the General Agent Contract after the Closing. If such option is exercised, Professional shall retain, and Buyer and Professional shall indemnify and hold PLAC and its affiliates harmless from, all liabilities and obligations of Professional and its affiliates arising from and after the Closing Date under the General Agent Contract. If Buyer shall not have exercised such option on or prior to February 28, 1999, PLAC shall cause Professional to terminate the General Agent Contract on or prior to Closing and PLAC shall retain, and shall indemnify and hold Professional and Buyer harmless from, all liabilities and obligations relating to the General Agent Contract and/or the termination thereof.

       SECTION 6.24. Professional Software. No later than the Closing Date, PLAC will cause Parent to transfer, or cause to be transferred, to Professional at no charge any and all interests of any kind that Parent or any of its Subsidiaries or affiliates holds in the items of software listed in Section 6.24 of the Disclosure Schedule. PLAC will be solely liable for all costs associated with obtaining any third-party consents or assignments related to such transfers.

                                  ARTICLE VII
                               CLOSING CONDITIONS

       SECTION 7.1. Conditions to the Obligations of Buyer under this Agreement. The obligation of Buyer under this Agreement to consummate the acquisition of the Shares (the "Acquisition") shall be subject to the satisfaction, at or prior to the Closing, of the following conditions:

       (a) [reserved];

       (b) Any waiting period applicable to the consummation of the Acquisition under the HSR Act shall have expired or been terminated;

       (c) No injunction, restraining order or other ruling or order issued by any Governmental Authority or other legal restraint or prohibition preventing the consummation of the Acquisition shall be in effect;

       (d) Each of the obligations of PLAC or Professional required to be performed by it at or prior to the Closing pursuant to this Agreement shall have been duly performed and complied with in all material respects, and the representations and warranties of PLAC contained in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing as though made at and as of the Closing (except as to any representation or warranty that specifically relates to an earlier date), and Buyer shall have received a certificate to that effect signed by a senior officer of PLAC;

       (e) Any and all permits, consents, waivers, clearances, approvals and authorizations of all third parties and Governmental Authorities specified on
Section 7.1(e) of the Disclosure Schedule shall have been obtained; and

       (f) Buyer shall have received an opinion of Weil, Gotshal & Manges LLP or Scott D. Silverman, Esq., General Counsel of PennCorp Financial Group, Inc., in form reasonably acceptable to Buyer.

       (g) There shall not have occurred since September 30, 1998, any change in the business condition (financial or otherwise) of Professional that has had or would be reasonably likely to have a Material Adverse Effect.

       (h) PLAC shall own all of the shares of Professional's common stock issued and outstanding on the Closing Date free and clear of any Liens.

       (i) PLAC shall have delivered the audited Year End GAAP Financial Statements to Buyer and such financial statements shall conform in all material respects to and shall reflect no material adjustments from the unaudited financial statements provided to Buyer for the same period, except for nonconformities or adjustments which have a positive effect on such financial statements.

       (j) Buyer shall have completed the environmental assessments referenced in Section 6.20 and either (i) such environmental assessments shall be to Buyer's reasonable satisfaction or (ii) PLAC shall have cured any objectionable condition reflected in any such environmental assessments to Buyer's reasonable satisfaction.

       (k) Professional and the Identified Agents shall have entered into the New Distribution Agreements on terms reasonably satisfactory to Buyer, subject to the provisions of Section 6.22; provided, however, that Buyer shall not be entitled to exercise this closing condition with respect to any New Distribution Agreement based on the respective Identified Agent's refusal to agree to (i) an alteration or modification of the territory currently granted to the Identified Agent, (ii) a change in the current exclusive/ nonexclusive status of the Identified Agent or (iii) a change in the current employee/ independent contractor status of the Identified Agent.

       (l) Each of the obligations of Parent required to be performed by it at or prior to the Closing pursuant to the Agreement of even date herewith between Parent and Buyer (the "Parent Agreement") shall have been performed or complied with in all material respects and the representations and warranties of Parent under the Parent Agreement shall be true and correct in all material respects as of the date of the Parent Agreement and as of the Closing as though made at and as of the Closing (except as to any representation or warranty that specifically relates to an earlier date) and Buyer shall have received a certificate to that effect signed by a senior officer of Parent.

       (m) No later than January 15, 1999, PLAC shall have caused Professional to deliver to Buyer current claims, premium and reserve experience and related information with respect to the items listed in Section 3.16(f) of the Disclosure Schedule and no later than January 31, 1999, Buyer shall have determined that such experience and related information is satisfactory to Buyer in its sole discretion.

       SECTION 7.2. Conditions to the Obligations of PLAC under this Agreement. The obligation of PLAC under this Agreement to consummate the Acquisition shall be subject to the satisfaction, at or prior to the Closing, of the following conditions:

       (a) Any and all permits, consents, waivers, clearances, approvals and authorizations of all third parties and Governmental Authorities specified on
Section 7.1(e) of the Disclosure Schedule shall have been obtained;

       (b) Any waiting period applicable to the consummation of the Acquisition under the HSR Act shall have expired or been terminated;

       (c) No injunction, restraining order or other ruling or order issued by any Governmental Authority or other legal restraint or prohibition preventing the consummation of the Acquisition shall be in effect;

       (d) Each of the obligations of Buyer required to be performed by it at or prior to the Closing pursuant to the terms of this Agreement shall have been duly performed and complied with in all material respects, and the representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made at and as of the Closing Date (except as to any representation or warranty that specifically relates to an earlier date), and PLAC shall have received a certificate to that effect signed by an officer of Buyer; and

       (e) PLAC shall have received an opinion of Buyer's legal counsel, in form reasonably acceptable to PLAC.

                                  ARTICLE VIII
                                    CLOSING

       SECTION 8.1. Closing. The closing of the Acquisition (the "Closing") shall take place at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York 10153, subject to the satisfaction or waiver of the conditions set forth in Sections 7.1 and 7.2, as soon as practicable after the date hereof and in any event not later than March 31, 1999, or at such other time and place and on such other date as Buyer and PLAC shall agree (the "Closing Date"). As a further condition to Closing, at the Closing:

       (a) PLAC shall deliver or cause to be delivered to Buyer the following:

       (i) the certificate described in Section 7.1(d);

       (ii) certificates representing all of the Shares in appropriate form for transfer to Buyer duly endorsed in blank or accompanied by stock powers duly executed in blank; and

       (iii) resignations of the directors of Professional who are not Professional Employees; and

       (iv) the opinion described in Section 7.1(f).

       (b) Buyer shall deliver or cause to be delivered to PLAC (i) the certificate described in Section 7.2(d) and (ii) the opinion described in
Section 7.2(e).

       (c) Buyer shall pay the Closing Purchase Price to PLAC, by wire transfer of immediately available funds.

                                   ARTICLE IX
                          SURVIVAL AND INDEMNIFICATION

       SECTION 9.1. Survival of Representations, Warranties and Covenants.

       (a) Except as to (i) the representations and warranties contained in Sections 3.4 and 3.21 and the covenants contained in Section 9.3(c), which shall survive the Closing indefinitely and (ii) the representations and warranties contained in Sections 3.14 and 3.15, which shall survive the Closing until 60 days after the expiration of the applicable statute of limitations, the representations, warranties and pre-Closing covenants of PLAC and Buyer contained in this Agreement shall survive until the expiration of 24 months from the Closing Date. Any claim for indemnification with respect to any of such matters that is not asserted by notice given as herein provided within the specified period of survival may not be pursued and is hereby irrevocably waived after such time. Any claim for an Indemnifiable Loss asserted within such period of survival as herein provided will be timely made for purposes hereof; provided that any notice of claim relates to a particular item with respect to which an Indemnifiable Loss is asserted and does not purport to assert a claim for Indemnifiable Losses that might arise in the future with respect to matters not known at the date of delivery of such notice.

       (b) Unless a specified period is set forth in this Agreement (in which event such specified period will control), the covenants in this Agreement to be performed after the Closing will survive the Closing and remain in effect indefinitely.

       SECTION 9.2. Limitations on Liability.

       (a) For purposes of this Agreement, (i) "Indemnity Payment" means any amount of Indemnifiable Losses required to be paid pursuant to this Agreement,
(ii) "Indemnitee" means any Person entitled to indemnification under this Agreement, (iii) "Indemnifying Party" means any Person required to provide indemnification under this Agreement, (iv) "Indemnifiable Losses" means any and all damages, losses, liabilities, obligations, costs and expenses, and any and all claims, demands or suits (by any Person, including without limitation any Governmental Authority), including without limitation the costs and expenses of any and all actions, suits, proceedings, demands, assessments, judgments, settlements and compromises relating thereto and including reasonable attorneys' fees and expenses in connection therewith incurred by an

Indemnitee from and after the Closing Date, and (v) "Third Party Claim" means any claim, action or proceeding made or brought by any Person who or which is not a party to this Agreement or an affiliate of a party to this Agreement.

       (b) No Indemnitee will be entitled to indemnification pursuant to Section
9.3 (except indemnification with respect to covenants to be performed after the Closing) unless and until the aggregate amount of Indemnifiable Losses under
Section 9.3 exceeds $350,000, in which event the Indemnitee will be entitled to indemnification only to the extent the amount of Indemnifiable Losses exceed such amount; provided, however, in no event will an Indemnitee be entitled to indemnification pursuant to Section 9.3 (except indemnification with respect to covenants to be performed after the Closing) for aggregate Indemnifiable Losses in excess of the aggregate Final Purchase Price.

       SECTION 9.3. Indemnification.

       (a) Subject to Sections 9.1 and 9.2, PLAC agrees to indemnify, defend and hold harmless Buyer from and against any and all Indemnifiable Losses to the extent relating to, resulting from or arising out of:

       (i) any breach of representation or warranty of PLAC under the terms of this Agreement; and

       (ii) any breach or nonfulfillment of any agreement or covenant of PLAC under the terms of this Agreement.

       (b) In addition to the foregoing, subject to Section 9.5, PLAC shall indemnify and hold harmless Buyer for any and all Indemnifiable Losses: (i) arising out of a breach of the representations and warranties contained in
Section 3.21 hereof or arising out of or relating to any Environmental Claim that arises out of or relates to (A) the conduct of the business of Professional prior to the Closing Date; (B) the ownership or lease of real property or facilities by Professional prior to the Closing Date; or (C) conditions that existed at such real property and facilities prior to the Closing Date; (ii) arising out or relating to any fiduciary or securities laws claims by any shareholders of Parent; provided, that Buyer shall not be entitled to indemnification hereunder for any losses, costs, expenses or other damages incurred by Buyer in connection with such claims that result, directly or indirectly, from any actions taken by Buyer, except for actions that are required by, and that are not in breach or violation of, this Agreement or any documents executed in connection herewith; (iii) arising out of relating to the acquisition by PLAC of any Shares not owned by it beneficially and of record as of the date of this Agreement and (iv) arising out of or related to PESCO, PESCO Plus, L.C., PESCO, Inc. or the Joint Venture, except, in the event Buyer shall have exercised the option set forth in Section 6.23(c), with respect to matters arising from and after the Closing Date and relating to the General Agent Contract. PLAC's liability under this Section 9.3(b) shall survive the Closing indefinitely. Indemnifiable Losses that are indemnifiable under this Section 9.3(b) are referred to herein as "Certain Damages."

       (c) Subject to Sections 9.1 and 9.2, Buyer agrees to indemnify, defend and hold harmless PLAC and its affiliates from and against any and all Indemnifiable Losses to the extent relating to, resulting from or arising out of:

       (i) any breach of representation or warranty of Buyer under the terms of this Agreement; and

       (ii) any breach or nonfulfillment of any agreement or covenant of Buyer under the terms of this Agreement.

       (d) Notwithstanding the foregoing, indemnification for Taxes shall be governed by Section 6.15 hereof and not by Article IX; indemnification in connection with employee matters shall be governed by Section 6.16 hereof; and indemnification for Certain Damages (as defined in Section 9.3(b) hereof) shall be governed by Section 9.3(b) hereof and shall not be subject to Section 9.2(b) hereof.

       SECTION 9.4. [reserved]

       SECTION 9.5. Defense of Claims.

       (a) If any Indemnitee receives notice of assertion or commencement of any Third Party Claim against such Indemnitee with respect to which an Indemnifying Party may be obligated to provide indemnification under this Agreement, the Indemnitee will give such Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 calendar days after receipt of such notice of such Third Party Claim. Such notice will describe the Third Party Claim in reasonable detail, will include copies of all material written evidence thereof and will indicate the estimated amount, if reasonably practicable, of the Indemnifiable Loss that has been or may be sustained by the Indemnitee. The Indemnifying Party will have the right to participate in or, by giving written notice to the Indemnitee, to assume the defense of any Third Party Claim at such Indemnifying Party's own expense and by such Indemnifying Party's own counsel (reasonably satisfactory to the Indemnitee), and the Indemnitee will cooperate in good faith in such defense.

       (b) If, within 20 calendar days after giving notice of a Third Party Claim to an Indemnifying Party pursuant to Section 9.5(a), an Indemnitee receives written notice from the Indemnifying Party that the Indemnifying Party has elected to assume the defense of such Third Party Claim as provided in the last sentence of Section 9.5(a), the Indemnifying Party will not be liable for any legal expenses subsequently incurred by the Indemnitee in connection with the defense thereof; provided, however, that if within twenty calendar days after receiving written notice from the Indemnitee, (i) the Indemnifying Party fails to take reasonable steps necessary to defend diligently such Third Party Claim or (ii) the Indemnifying Party has not undertaken fully to indemnify the Indemnitee in respect of all Indemnifiable Losses relating to the matter, the Indemnitee may assume its own defense, and the Indemnifying Party will be liable for all reasonable costs or expenses paid or incurred in connection therewith. The Indemnifying Party will not enter into any settlement of any Third Party Claim without the prior written consent of the Indemnitee, which consent shall not be unreasonably withheld. If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnitee for which the Indemnitee is not entitled to indemnification hereunder and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party will give written notice to the Indemnitee to that effect. If the Indemnitee fails to consent to such firm offer within ten calendar days after its receipt of such notice, the Indemnitee may continue to contest or defend such Third Party Claim and, in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim will not exceed the amount of such settlement offer, plus costs and expenses paid or incurred by the Indemnitee through the end of such ten calendar day period.

       (c) A failure to give timely notice or to include any specified information in any notice as provided in Sections 9.5(a) or 9.5(b) will not affect the rights or obligations of any party hereunder except and only to the extent that, as a result of such failure, any party that was entitled to receive such notice was deprived of its right to recover any payment under its applicable insurance coverage or was otherwise damaged as a result of such failure.

       (d) The Indemnifying Party will have a period of 30 calendar days within which to respond in writing to any claim by an Indemnitee on account of an Indemnifiable Loss that does not result from a Third Party Claim (a "Direct Claim"). If the Indemnifying Party does not so respond within such 30 calendar day period, the Indemnifying Party will be deemed to have rejected such claim, in which event the Indemnitee will be free to pursue such remedies as may be available to the Indemnitee on the terms and subject to the provisions of this
Article IX.

       (e) If the amount of any Indemnifiable Loss, at any time subsequent to the making of an Indemnity Payment, is reduced by recovery, settlement or otherwise under or pursuant to any insurance coverage, or pursuant to any claim, recovery, settlement or payment by or against any other Person, the amount of such reduction, less any costs, expenses, premiums or taxes incurred in connection therewith will promptly be repaid by the Indemnitee to the Indemnifying Party. Upon making any Indemnity Payment the Indemnifying Party will, to the extent of such Indemnity Payment, be subrogated to all rights of the Indemnitee against any third party that is not an affiliate of the Indemnitee in respect of the Indemnifiable Loss to which the Indemnity Payment related; provided, however, that (i) the Indemnifying Party shall then be in compliance with its obligations under this Agreement in respect of such Indemnifiable Loss and (ii) until the Indemnitee recovers full payment of its Indemnifiable Loss, any and all claims of the Indemnifying Party against any such third party on account of said Indemnity Payment will be subrogated and subordinated in right of payment to the Indemnitee's rights against such third party. Without limiting the generality or effect of any other provision hereof, each such Indemnitee and Indemnifying Party will duly execute upon request all instruments reasonably necessary to evidence and perfect the above-described subrogation and subordination rights.

       (f) With respect to a Third Party Claim for which PLAC is the Indemnifying Party, Buyer shall, and shall cause each of its affiliates and their respective directors, officers, partners, employees, agents or representatives to, make available to PLAC and its affiliates and their representatives all books and records of Buyer and its affiliates and their respective directors, officers, partners, employees, agents or representatives relating to such Third Party Claim and shall render to PLAC and its affiliates and their representatives such assistance and access to records and the representatives of Buyer and of its affiliates and their respective directors, officers, partners, employees, agents or representatives as may be reasonably requested, except that Buyer shall not be required to make available any books, records, documents or other information that Buyer reasonably determines to be confidential or subject to attorney-client privilege unless and until PLAC shall have entered into such agreements as Buyer reasonably deems to be necessary in light of all surrounding circumstances (including, without limitation, PLAC's need for information in connection with the investigation or defense of a Third Party Claim) to protect such confidentiality or privilege.

       SECTION 9.6. Adjustment to Purchase Price. The parties hereto agree that any Indemnity Payment, including Tax and other Indemnity Payments, hereunder shall be treated as an adjustment to the Purchase Price and subject to the provisions of Section 6.15(j).

       SECTION 9.7. Exclusive Remedy. The parties agree that, to the fullest extent permitted by law, the sole and exclusive remedy of the parties after the Closing with respect to any claim or cause of action asserted by any of them relating to or arising from breaches of the representations, warranties or covenants of the other parties hereto contained in this Agreement or any document, list, schedule, exhibit, certificate or other instrument furnished or to be furnished by or on behalf of such other parties or any of their representatives in connection with the transactions contemplated by this Agreement shall be limited to the rights of the parties under, and shall be subject to the terms and conditions of, this Article IX and Sections 6.15 or 6.16, to the extent applicable.

                                   ARTICLE X
                           TERMINATION AND ABANDONMENT

       SECTION 10.1. Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the
Closing:

       (a) by mutual consent of each of PLAC and Buyer;

       (b) by PLAC or Buyer:

       (i) if a Governmental Authority shall have issued an order, decree or ruling or taken any other action (which order, decree or ruling the parties hereto shall use their best efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the Acquisition, and such order, decree, ruling or other action shall have become final and nonappealable;

       (ii) if any Governmental Authority whose consent or approval is required to consummate the transactions contemplated hereby shall have informed PLAC or Buyer that such consent or approval will not be granted; or (iii) if the Closing shall not have occurred on or before March 31, 1999; provided, however, that the right to terminate this Agreement shall not be available to any party whose breach of this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date; provided, further, that the termination date contemplated by this clause

       (iii) may be extended by either party for not more than three 30 day periods if, as of the date of extension, the sole reason that the Closing shall not have occurred previously is that one or more insurance regulatory authorities shall not have approved the transaction and the party exercising the right of extension provided above shall be using all reasonable efforts, in good faith, to ensure such insurance regulatory authorities to promptly approve the transaction contemplated hereby; or

       (c) by Buyer if a material default or breach shall be made by PLAC with respect to the due and timely performance of any of its covenants or agreements contained herein, or (subject to the proviso set forth below) in any of its representations or warranties contained in the Agreement, if such default or breach has not been cured or waived within 30 days after written notice to PLAC specifying, in reasonable detail, such claimed material default or breach and demanding its cure or satisfaction; provided , however, in no event shall Buyer be entitled to terminate this Agreement in the event of a breach by PLAC of a representation or warranty unless the failure of such representation or warranty to be true and complete would have a Material Adverse Effect;

       (d) by PLAC if a material default or breach shall be made by Buyer with respect to the due and timely performance of any of its covenants or agreements contained herein, or in any of its representations or warranties contained in the Agreement, if such default or breach has not been cured or waived within 30 days after written notice to Buyer specifying, in reasonable detail, such claimed material default or breach and demanding its cure or satisfaction; or

       (e) by Buyer upon the occurrence of either of the following:

       (i) Parent, PLAC or Professional applies for, consents to or acquiesces in the appointment of a trustee, receiver or other custodian for Parent, PLAC or Professional or a substantial part of the property of Parent, PLAC or Professional, or makes a general assignment of all its assets, rights and properties for the benefit of creditors; or in the absence of such application, consent or acquiescence, a trustee, receiver or other custodian is appointed by Parent, PLAC or Professional, or for a substantial part of the property of Parent, PLAC or Professional that is not discharged or dismissed within 30 days; or

       (ii) any bankruptcy, reorganization, debt arrangement or other proceeding under any bankruptcy or insolvency law, or any dissolution or liquidation proceeding, is instituted by or against Parent and, if instituted against Parent, is not dismissed within 30 days; or (f) by PLAC pursuant to and in compliance with Section 6.19.

       SECTION 10.2. Procedure and Effect of Termination. In the event of termination and abandonment of the transactions contemplated hereby pursuant to
Section 10.1, written notice thereof shall forthwith be given to the other parties to this Agreement and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned, without further action by any of the parties hereto. If this Agreement is terminated as provided herein:

       (a) upon request therefor, each party will redeliver all documents, work papers and other material of any other party relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, to the party furnishing the same; and

       (b) no party hereto shall have any liability or further obligation to any other party to this Agreement resulting from such termination except (i) that the provisions of this Section 10.2 and the provisions of Section 10.3 shall remain in full force and effect and (ii) subject to Section 10.3, no party waives any claim or right against a breaching party to the extent that such termination results from the breach by a party hereto of any of its representations, warranties, covenants or agreements set forth in this Agreement.

       SECTION 10.3. Certain Fees and Expenses. PLAC acknowledges that Buyer has spent, and will be required to spend, substantial time and effort in examining the business, properties, affairs, financial condition and prospects of Professional and has incurred, and will continue to incur, substantial fees and expenses in connection with such examination, the preparation of this Agreement and the accomplishment of the transactions contemplated hereby. Therefore, to induce Buyer to enter this Agreement:

       (a) EXPENSES. In the event that PLAC terminates this Agreement other than pursuant to Sections 10.1(a), (b) or (d) or Buyer terminates this Agreement pursuant to Section 10.1(c), then PLAC shall reimburse Buyer for the total amount of the Expenses. The reimbursement of Buyer's Expenses pursuant to this
Section 10.3(a) shall be Buyer's sole and exclusive remedy for such termination, subject to Section 10.3(b), if applicable. For purposes of this Section 10.3, "Expenses" shall include all reasonable out-of-pocket expenses and fees (including, without limitation, fees and expenses payable to all investment banking firms and their respective agents and outside counsel, and all reasonable fees of counsel, accountants, experts and consultants to Buyer) actually incurred by Buyer on its behalf since October 15, 1998, in connection with the transactions contemplated by this Agreement; provided, that such Expenses shall not exceed $500,000. The Expenses, if due, shall be paid promptly after such termination.

       (b) FEE. If this Agreement is terminated by PLAC pursuant to Section 10.1(f), then PLAC shall pay to Buyer, promptly after the consummation of the Superior Transaction giving rise to such termination, a fee in the amount of $2.0 million in addition to the amount of any Expenses paid or payable under subsection (a) above (the "Fee"), not as a penalty but as full and complete liquidated damages and a Buyer's sole and exclusive remedy.

       The Expenses and the Fee shall be payable to Buyer notwithstanding that any action taken by the Board of Directors of any of Parent, PLAC or Professional that may give rise to the obligation to pay the Expenses and the Fee may have been taken in accordance with the fiduciary duties of the Board of Directors.

       (c) PAYMENT. Any payment required pursuant to this Section 10.3 shall be made promptly as practicable, but in no event later than three Business Days after Buyer's delivery to PLAC of a statement setting forth the amount payable and the facts causing such amount to be payable, including (if applicable) the Expenses in reasonable detail, and shall be made by wire transfer of immediately available funds to an account designated by Buyer. In the event that Buyer is entitled to the Expenses or the Fee, PLAC shall also pay to Buyer interest at the rate of 4.5% per year on any amounts that are not paid when due, plus all costs and expenses in connection with or arising out of the enforcement of the obligation of PLAC to pay the Expenses, the Fee or such interest.

                                   ARTICLE XI
                            MISCELLANEOUS PROVISIONS

       SECTION 11.1. Amendment and Modification. This Agreement may only be amended, modified or supplemented by a written instrument signed by all the parties hereto.

       SECTION 11.2. Waiver of Compliance; Consents. Any failure of Buyer to comply with any obligation, covenant, agreement or condition contained herein may be waived in writing by PLAC, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any other failure. Any failure of PLAC to comply with any obligation, covenant, agreement or condition contained herein may be waived in writing by Buyer, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any other failure.

       SECTION 11.3. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

       SECTION 11.4. Expenses and Obligations. Except as otherwise expressly set forth herein, each party shall be responsible for paying all costs and expenses incurred by it in connection with the consummation of the transactions contemplated by this Agreement.

       SECTION 11.5. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement; provided, however, that affiliates of PLAC shall have the right to assert and recover with respect to claims made in connection with Buyer's obligations under Section 6.16 and Article IX.

       SECTION 11.6. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given upon the earlier of delivery thereof if by hand or upon receipt if sent by mail (registered or certified, postage prepaid, return receipt requested) or on the second next Business Day after deposit if sent by a recognized overnight delivery service or upon transmission if sent by telecopy or facsimile transmission (with electronic acknowledgement of transmission confirmed) as follows:

       (a) If to Buyer, to:

           G.E. Financial Assurance Holdings, Inc.
           6604 West Broad Street
           Richmond, Virginia 23230
           Attention: Leon Roday, Esq.
           Facsimile No.: (804) 662-2414

           with a copy to:


           Hunton & Williams
           951 East Byrd Street
           Richmond, Virginia 23212
           Attention: Louanna O. Heuhsen, Esq.
           Facsimile No.: (804) 788-8218


       (b) If to PLAC, to:

           Pacific Life and Accident Insurance Company
           c/o PennCorp Financial Group, Inc.
           3 Bethesda Metro Center
           Suite 1600
           Bethesda, Maryland  20814
           Attention: Scott D. Silverman
           Facsimile No.: (301) 657-1786
           with a copy to:

           Weil, Gotshal & Manges LLP
           100 Crescent Court, Suite 1300
           Dallas, Texas  75201
           Attention: Jeremy W. Dickens
           Facsimile No.: (214) 746-7777

       SECTION 11.7. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to the conflicts-of-laws rules thereof.

       SECTION 11.8. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

       SECTION 11.9. Headings. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not affect in any way the meaning or interpretation of this Agreement.

       SECTION 11.10. Entire Agreement. This Agreement, the Disclosure Schedule and the Annexes hereto, the Confidentiality Agreement between Buyer and Parent, and the Letter Agreement dated of even date herewith between PLAC and Buyer embody the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein or therein. There are no agreements, representations, warranties or covenants other than those expressly set forth herein or therein. This Agreement, the Disclosure Schedule and the Annexes hereto, and the Letter Agreement referenced above supersede all prior agreements and understandings between the parties (other than the Confidentiality Agreement referenced above) with respect to such subject matter.

       SECTION 11.11. Assignment. This Agreement shall not be assigned by operation of law or otherwise.

       SECTION 11.12. PLAC Covenants. No failure of any covenant of PLAC contained herein shall be excused by virtue of the fact that PLAC does not control any party, including Parent, which PLAC is obligated, pursuant to such covenant, to cause to take any action or omit to take any action.

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       IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be signed on its behalf by its duly authorized officers, all as of the day and year first above written.

                                     GE FINANCIAL ASSURANCE HOLDINGS, INC.


                                     By:
                                        ----------------------------------------
                                     Name:
                                          --------------------------------------
                                     Title:
                                           -------------------------------------


                                     PACIFIC LIFE AND ACCIDENT INSURANCE COMPANY


                                     By:
                                        ----------------------------------------
                                     Name:
                                          --------------------------------------
                                     Title:
                                           -------------------------------------


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